                                                                  EXECUTION COPY

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                               CREDIT AGREEMENT

                         Dated as of February 26, 1999

                                     among

                              NEW PLAYBOY, INC.,

                              PEI HOLDINGS, INC.,

                           THE LENDERS NAMED HEREIN,

                            ING (U.S.) CAPITAL LLC
                               ("ING BARINGS"),
                             as Syndication Agent

                                      and

                          CREDIT SUISSE FIRST BOSTON,
                           as Administrative Agent,
                            as Collateral Agent and
                                as Issuing Bank


================================================================================
                                                                [CS&M #2163-494]

                               TABLE OF CONTENTS


                                   ARTICLE I

                                  Definitions
                                                                           Page
                                                                           ----
SECTION 1.01. Defined Terms ...............................................    2
SECTION 1.02. Terms Generally .............................................   26
SECTION 1.03. Accounting and Financial Terms ..............................   26

                                  ARTICLE II

                                  The Credits

SECTION 2.01. Commitments .................................................   27
SECTION 2.02. Loans .......................................................   27
SECTION 2.03. Borrowing Procedure .........................................   29
SECTION 2.04. Evidence of Debt; Repayment of Loans ........................   30
SECTION 2.05. Fees ........................................................   31
SECTION 2.06. Interest on Loans ...........................................   31
SECTION 2.07. Default Interest ............................................   32
SECTION 2.08. Alternate Rate of Interest ..................................   32
SECTION 2.09. Termination and Reduction of Commitments ....................   32
SECTION 2.10. Conversion and Continuation of Borrowings ...................   33
SECTION 2.11. Repayment of Term Borrowings ................................   35
SECTION 2.12. Optional Prepayments ........................................   35
SECTION 2.13. Mandatory Prepayments .......................................   36
SECTION 2.14. Reserve Requirements; Change in Circumstances ...............   39
SECTION 2.15. Change in Legality ..........................................   40
SECTION 2.16. Indemnity ...................................................   41
SECTION 2.17. Pro Rata Treatment ..........................................   41
SECTION 2.18. Sharing of Setoffs ..........................................   42
SECTION 2.19. Payments ....................................................   42
SECTION 2.20. Taxes .......................................................   43
SECTION 2.21. Assignment of Commitments Under Certain Circumstances;
                Duty to Mitigate ..........................................   44
SECTION 2.22. Letters of Credit ...........................................   46

                                                                  Contents, p. 2


                                  ARTICLE III

                        Representations and Warranties
                                                                            Page
                                                                            ----
SECTION 3.01. Organization; Powers ........................................   50
SECTION 3.02. Authorization ...............................................   50
SECTION 3.03. Enforceability ..............................................   50
SECTION 3.04. Governmental Approvals ......................................   50
SECTION 3.05. Financial Statements ........................................   51
SECTION 3.06. No Material Adverse Change ..................................   51
SECTION 3.07. Title to Properties; Possession Under Leases ................   51
SECTION 3.08. Subsidiaries ................................................   52
SECTION 3.09. Litigation; Compliance with Laws ............................   52
SECTION 3.10. Agreements ..................................................   53
SECTION 3.11. Federal Reserve Regulations .................................   53
SECTION 3.12. Investment Company Act; Public Utility Holding Company
                Act .......................................................   53
SECTION 3.13. Use of Proceeds .............................................   53
SECTION 3.14. Tax Returns .................................................   53
SECTION 3.15. No Material Misstatements ...................................   54
SECTION 3.16. Employee Benefit Plans ......................................   54
SECTION 3.17. Environmental Matters .......................................   54
SECTION 3.18. Insurance ...................................................   55
SECTION 3.19. Security Documents ..........................................   55
SECTION 3.20. Intellectual Property .......................................   56
SECTION 3.21. Location of Real Property and Leased Premises ...............   56
SECTION 3.22. Labor Matters ...............................................   56
SECTION 3.23. Solvency ....................................................   56
SECTION 3.24. Merger Agreement ............................................   57
SECTION 3.25  Year 2000 Compliance ........................................   57

                                  ARTICLE IV

                             Conditions of Lending

SECTION 4.01. All Credit Events ...........................................   57
SECTION 4.02. Initial Credit Event ........................................   58

                                                                  Contents, p. 3


                                   ARTICLE V

                             Affirmative Covenants

SECTION 5.01. Existence; Businesses and Properties, Insurance .............   60
SECTION 5.02. Obligations and Taxes .......................................   61
SECTION 5.03. Financial Statements, Reports, etc ..........................   61
SECTION 5.04. Litigation and Other Notices ................................   63
SECTION 5.05. Employee Benefits ...........................................   63
SECTION 5.06. Maintaining Records; Access to Properties and Inspections ...   63
SECTION 5.07. Use of Proceeds .............................................   64
SECTION 5.08. Compliance with Environmental Laws ..........................   64
SECTION 5.09. Further Assurances ..........................................   64
SECTION 5.10. Hedging Arrangements ........................................   65
SECTION 5.11. Transfer of Equity Interests and Rights .....................   65

                                  ARTICLE VI

                              Negative Covenants

SECTION 6.01. Indebtedness ................................................   65
SECTION 6.02. Liens .......................................................   67
SECTION 6.03. Sale and Lease-Back Transactions ............................   69
SECTION 6.04. Investments, Loans and Advances .............................   69
SECTION 6.05. Mergers, Consolidations, Sales of Assets ....................   71
SECTION 6.06. Dividends and Distributions; Restrictions on Ability of
                Restricted Subsidiaries to Pay Dividends ..................   72
SECTION 6.07. Transactions with Affiliates ................................   72
SECTION 6.08. Business of the Company and Restricted Subsidiaries .........   72
SECTION 6.09. Amendment of Material Documents .............................   73
SECTION 6.10. Prepayments, Redemptions and Repurchases of Debt ............   73
SECTION 6.11. Collateral and Guarantee Requirements .......................   73
SECTION 6.12. Fiscal Year .................................................   73
SECTION 6.13. Annual EBITDA ...............................................   73
SECTION 6.14. Consolidated Leverage Ratio .................................   74
SECTION 6.15. Consolidated Interest Expense Coverage Ratio ................   75
SECTION 6.16. Consolidated Fixed Charge Coverage Ratio ....................   75
SECTION 6.17. Capital Expenditures ........................................   75

                                                                  Contents, p. 4


                                  ARTICLE VII

               Events of Default ..........................................   76

                                                                  Contents, p. 5


                                 ARTICLE VIII

               The Agents .................................................   78

                                  ARTICLE IX

               Guarantee ..................................................   81

                                   ARTICLE X

               Miscellaneous ..............................................   82

SECTION 10.01. Notices ....................................................   82
SECTION 10.02. Survival of Agreement ......................................   83
SECTION 10.03. Binding Effect .............................................   83
SECTION 10.04. Successors and Assigns .....................................   83
SECTION 10.05. Expenses; Indemnity ........................................   87
SECTION 10.06. Right of Setoff ............................................   88
SECTION 10.07. Applicable Law .............................................   88
SECTION 10.08. Waivers; Amendment .........................................   89
SECTION 10.09. Interest Rate Limitation ...................................   90
SECTION 10.10. Entire Agreement ...........................................   90
SECTION 10.11. WAIVER OF JURY TRIAL .......................................   90
SECTION 10.12. Severability ...............................................   91
SECTION 10.13. Counterparts ...............................................   91
SECTION 10.14. Headings ...................................................   91
SECTION 10.15. Jurisdiction; Consent to Service of Process ................   91
SECTION 10.16. Confidentiality ............................................   92
SECTION 10.17. Assignment, Delegation and Assumption ......................   93

Schedule 1.01     Subsidiary Guarantors
Schedule 1.01(c)  Mortgaged Properties
Schedule 2.01     Commitments

                                                                  Contents, p. 6
Schedule 3.07(a)  Leases
Schedule 3.07(c)  Condemnation Proceedings
Schedule 3.08     Subsidiaries
Schedule 3.09     Litigation
Schedule 3.14     Tax Returns
Schedule 3.17     Environmental Matters
Schedule 3.18     Insurance
Schedule 3.19(d)  Mortgage Filing Offices
Schedule 3.21(a)  Owned Property
Schedule 3.21(b)  Leased Property
Schedule 6.01     Existing Indebtedness
Schedule 6.02     Existing Liens
Schedule 6.04     Existing Investments


Exhibit A      Form of Administrative Questionnaire
Exhibit B      Form of Assignment and Acceptance
Exhibit C      Form of Borrowing Request
Exhibit D      Form of Subsidiary Guarantee Agreement
Exhibit E      Form of Indemnity, Subrogation and
                 Contribution Agreement
Exhibit F      Form of Pledge Agreement
Exhibit G      Form of Security Agreement
Exhibit H-1    Form of Opinion of Howard Shapiro, Esq.,
                 General Counsel of the Company
Exhibit H-2    Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison,
                 special counsel for the Company and the Subsidiaries
Exhibit H-3    Form of Opinion of Local Counsel for the
                 Company and the Subsidiaries
Exhibit H-4    Form of Opinion of Daniel J. Barsky, Esq.,
                 General Counsel of Spice
Exhibit I-1    Form of Mortgage
Exhibit I-2    Form of Deed of Trust

           CREDIT AGREEMENT dated as of February 26, 1999 (this "Agreement"), among NEW PLAYBOY, INC., a Delaware corporation to be renamed PLAYBOY ENTERPRISES, INC. immediately following the Playboy Merger referred to below (the "Company"); PEI HOLDINGS, INC., a Delaware corporation and wholly owned subsidiary of the Company ("PHI"); the Lenders (as defined in Article I); and CREDIT SUISSE FIRST BOSTON, a bank organized under the laws of Switzerland, acting through its New York Branch ("CSFB"), as administrative agent (in such capacity, the "Administrative Agent"), as collateral agent (in such capacity, the "Collateral Agent") and as issuing bank (in such capacity, the "Issuing Bank").

  The Company, a wholly owned subsidiary of Playboy Enterprises, Inc. ("Playboy"), intends to acquire (the "Spice Acquisition") all the issued and outstanding shares of capital stock of Spice Entertainment Companies, Inc. ("Spice") pursuant to a merger of Spice Acquisition Corp., a wholly owned subsidiary of the Company, into Spice, as provided in the Merger Agreement dated May 29, 1998, as amended as of November 16, 1998 (the "Merger Agreement"), among the Company, Playboy, Playboy Acquisition Corp., Spice Acquisition Corp. and Spice. The consideration payable in connection with the Spice Acquisition will consist of (a) approximately $64,900,000 in cash (including severance costs, net of option proceeds, payable in connection with the Spice Acquisition), (b) shares of Class B Common Stock of the Company and (c) the assumption by the Company of approximately $11,300,000 of Indebtedness of Spice (which will be refinanced as provided herein), all as described in the Merger Agreement. In addition, immediately prior to the Spice Acquisition, (a) holders of Spice common stock will receive shares of common stock of Directrix, Inc., a wholly owned subsidiary of Spice, and (b) assets related to the Spice Hot Network will be transferred to Califa Entertainment Group, Inc. (collectively, the "Spin-Off Transactions"). At or prior to the completion of the Spice Acquisition, Playboy Acquisition Corp., a wholly owned subsidiary of the Company, will be merged into Playboy, which will be renamed Playboy Enterprises International, Inc., in a transaction in which the former shareholders of Playboy will receive common stock of the Company and Playboy will become a wholly owned subsidiary of the Company, all as provided in the Merger Agreement (the "Playboy Merger"). Upon consummation of the Spice Acquisition and the Playboy Merger, the Company, which will be renamed Playboy Enterprises, Inc., will own 100% of the equity interests in both Playboy and Spice, and will, on the Transfer Date, transfer all such equity interests to PHI, which will succeed to and assume the rights and obligations of the Company as "Borrower" hereunder as provided in Section 10.17.

  The Company and PHI have requested the Lenders to extend credit in the form of (a) Tranche A Term Loans on the Closing Date in an aggregate principal amount not in excess of $35,000,000, (b) Tranche B Term Loans on the Closing Date in an aggregate principal amount not in excess of $75,000,000, (c) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $40,000,000 minus the L/C Exposure at such time and (d) Letters of Credit in an aggregate stated amount at any time outstanding that will not result in the L/C Exposure exceeding $10,000,000. The proceeds of the Term Loans and of Revolving Loans made on the Closing Date (the amount of which shall not exceed $10,000,000) are to be used by the Borrower solely (i) to finance the Spice Acquisition, (ii) to refinance the Scheduled Playboy Indebtedness and the Scheduled Spice Indebtedness and (iii) to pay fees and expenses related to the Closing Date Transactions, the Spin-Off Transactions and the transactions ancillary to the Spice Acquisition. The proceeds of the remaining Revolving Loans are to be used by the Borrower and the Subsidiaries to provide working capital and for other general corporate purposes, including to finance investments in the amount of up to $12,000,000 in Playboy Online. The Letters of Credit are to be used to support obligations incurred by the Borrower and the Subsidiaries in the conduct of their businesses.

  The Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                   ARTICLE I
                                  Definitions

  SECTION 1.01. Defined Terms. As used in this Agreement, including in the preamble hereto, the following terms shall have the meanings specified below:

  "ABR Loan" shall mean any ABR Term Loan or ABR Revolving Loan.

  "ABR Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

  "ABR Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

  "Acquisition" shall mean the acquisition by the Borrower or any Subsidiary, including through a merger or consolidation or a purchase of capital stock, of any other person or any division or business unit of any other person or any assets (other than inventory acquired in the ordinary course of business) that are substantial in relation to the Company and the Subsidiaries taken as a whole.

  "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

  "Administrative Agent" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A.

  "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

  "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

  "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of (i) the Federal Funds Effective Rate in effect on such day and (ii) 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

  "Alternate Currency" shall mean at any time any currency (other than dollars) approved by the Administrative Agent that is freely tradeable and exchangeable into dollars in the London market and for which an Exchange Rate can be determined by reference to the applicable Bloomberg Key Cross Currency Rates Page.

  "Applicable Percentage" shall mean, for any day, with respect to any Eurodollar Loan or ABR Loan that is part of a Revolving Credit Borrowing or a Tranche A Term Borrowing, as the case may be, the applicable percentage set forth below under the caption "Eurodollar Spread" or "ABR Spread", as the case may be, based upon the Consolidated Leverage Ratio as of the fiscal quarter end immediately preceding the Determination Date occurring on or most recently prior to such day (provided, that if financial statements with respect to the fourth fiscal quarter in any year satisfying the requirements of paragraph (b) of Section 5.03 shall be delivered to the Administrative Agent within 60 days after the end of such fiscal quarter, then from the second Business Day following the date on which such financial statements are so delivered until the Determination Date following such fiscal quarter end the Applicable Percentage shall be based upon the Consolidated Leverage Ratio as of such fiscal quarter end, as determined on the basis of such financial statements):

                                                                                    Eurodollar    ABR
Consolidated Leverage Ratio                                                          Spread      Spread
---------------------------                                                         ----------  --------
Category 1
Greater than or equal to 5.00 to 1.00                                                  3.25%     2.25%

Category 2
Less than 5.00 to 1.00 but greater than or equal to 4.00 to 1.00                       3.00%     2.00%

Category 3
Less than 4.00 to 1.00 but greater than or equal to 3.00 to 1.00                       2.75%     1.75%

Category 4
Less than 3.00 to 1.00                                                                 2.50%     1.50%

provided that (a) until the Determination Date next following June 30, 1999, the Applicable Percentage shall be determined by reference to (i) prior to the date on which the Playboy International Transaction shall be completed, Category 1 and (ii) on and after the date on which the Playboy International Transaction shall be completed, Category 3, and (b) if the Borrower shall fail to deliver any financial statements and certificates required to have been delivered under
Section 5.03(a) or (b), then (i) until such financial statements and certificates are delivered, the Applicable Percentage shall be determined by reference to the Category indicated by the financial statements most recently delivered, (ii) after such financial statements and certificates are delivered, the Applicable Percentage shall be redetermined by reference to the Category indicated by such financial statements and (iii) if, but only if, the redetermination referred to in the preceding clause (ii) results in an increase in the interest rates or fees in effect hereunder, such increase shall be retroactive to and including the second Business Day following the date by which such financial statements were required to have been delivered under Section 5.03(a) or (b) (and the Borrower shall promptly pay to the Administrative Agent, for distribution to the Lenders, the amount of such increase allocable to periods for which such interest or fees shall already have been paid).

  "Arranger and Agent Fees" shall have the meaning assigned to such term in
Section 2.05(b).

  "Arranger" shall mean CSFB.

  "Asset Sale" shall mean the sale, transfer, licensing or other disposition (directly, by way of merger or formation of a joint venture or otherwise, and including any casualty event or condemnation that results in the receipt of any insurance or condemnation proceeds) by the Company or any of the Restricted Subsidiaries (other than a sale, transfer, licensing or other disposition to the Company or any Restricted Subsidiary) of (a) any capital stock of any of the Subsidiaries or (b) any other assets, whether real or personal and whether tangible or intangible, of the Company or any of the Restricted Subsidiaries; provided that the following shall not be deemed to be "Asset Sales" for purposes of this Agreement: (i) any disposition of obsolete or worn out assets or Permitted Investments, (ii) sales of inventory in the ordinary course of business, (iii) consummation of Playboy's previously announced sale of its interest in its Greek casino, (iv) Ordinary Licensing Transactions, (v) any asset sale or series of related asset sales described in clause (b) above resulting in Net Cash Proceeds not in excess of $1,000,000 in the aggregate during any fiscal year and (vi) any sale of assets permitted under clause (c) of
Section 6.05 if (w) the Borrower or the Company advises the Administrative Agent in writing not later than the Business Day following the completion of such sale that the Borrower intends to use (or cause a Restricted Subsidiary to use) the Net Cash Proceeds of such sale received by the Company or any of the Restricted Subsidiaries to purchase additional assets to be used in the business of the Borrower or the Restricted Subsidiaries, (x) either (A) the Net Cash Proceeds of such sale received by the Company or any of the Restricted Subsidiaries are promptly deposited in an escrow account with the Administrative Agent, pursuant to an escrow agreement reasonably satisfactory to the Borrower and the Administrative Agent, and held in such account pending any such purchase or the application of such Net Cash Proceeds pursuant to Section 2.13(b) or (B) the Net Cash Proceeds of such sale received by the Company or any of the Restricted Subsidiaries are promptly applied to prepay Revolving Credit Borrowings, in which case an amount of the Revolving Credit Commitments equal to the amount so prepaid will be held available and unused pending, and will be made available (subject to the conditions to borrowing set forth herein) to provide funds for, any such purchase or the application of such Net Cash Proceeds pursuant to
Section 2.13(b), and (y) such Net Cash Proceeds are in fact used to purchase additional assets to be used in the business of the Borrower or the Restricted Subsidiaries within nine months after the date of closing of such sale (or the Borrower and the Restricted Subsidiaries shall within nine months after the date of closing of such sale enter into a contract to purchase additional assets to be used in the business of the Borrower or the Restricted Subsidiaries using such proceeds and shall close such purchase within 12 months after the date of closing of such sale), failing which any portion of such Net Cash Proceeds that have not been used to purchase additional assets to be used in the business of the Borrower or the Restricted Subsidiaries will immediately be deemed for purposes of Section 2.13(b) to constitute Net Cash Proceeds of an Asset Sale and applied to prepay Term Loans as provided in such Section. Notwithstanding clause (vi) of the preceding definition, the aggregate amount of Net Cash Proceeds held in escrow or held available in the form of unused Revolving Credit Commitments at any time shall not exceed $10,000,000, and any Net Cash Proceeds in excess of such amount will immediately be deemed for purposes of Section 2.13(b) to constitute Net Cash Proceeds of an Asset Sale and applied to prepay Term Loans as provided in such Section.

  "Assigned Rights and Obligations" shall mean all rights and obligations of the Company as the initial Borrower under this Agreement (including the right to borrow and obtain Letters of Credit hereunder and the obligation to repay Borrowings and reimburse L/C Disbursements). The Assigned Rights and Obligations will include only those rights and obligations that under the terms of this Agreement are rights and obligations, respectively, of the "Borrower", and shall exclude rights and obligations of the "Company", all of which shall continue to be rights and obligations of the Company following the Assignment and Assumption.

  "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

  "Assignment and Assumption" shall have the meaning assigned to such term in Section 10.17 of this Agreement.

  "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

  "Borrower" shall mean (a) initially, the Company, and (b) from and at all times after the effectiveness of the Assignment and Assumption, PHI.

  "Borrowing" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

  "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

  "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan or any Letter of Credit denominated in an Alternate Currency, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

  "Capital Expenditures" shall mean, for any period, additions to property, plant and equipment and other capital expenditures of the Company and the Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP.

  "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

  A "Change in Control" shall be deemed to have occurred if (a) Hugh M. Hefner and Christie Hefner, their heirs or estates or trusts for the benefit of themselves or their heirs shall fail, taken together, to own, beneficially and of record, shares of capital stock of the Company representing a majority of the ordinary voting power of all the issued and outstanding capital stock of the Company; (b) a majority of the Board of Directors of the Company shall consist at any time of persons who were not either (i) Directors on the date hereof or
(ii) nominated by a majority of the Board of Directors; (c) any change of control or similar event, however denominated, shall have occurred under any indenture or other agreement or instrument of the Company or any Restricted Subsidiary evidencing or governing Material Indebtedness; (d) at any time the Company shall not directly own, beneficially and of record, 100% of the issued and outstanding capital stock of PHI; or (e) at any time the Company or, after the Assignment and Assumption, PHI shall not directly own, beneficially and of record, 100% of the issued and outstanding capital stock of each of Playboy and Spice.

  "Closing Date" shall mean the date of the initial Credit Event.

  "Closing Date Transactions" shall mean the Spin-Off Transactions, the
Spice Acquisition, the Playboy Merger, the refinancing of the Scheduled Playboy Indebtedness and the Scheduled Spice Indebtedness, the Borrowings hereunder on the Closing Date and the creation of the Liens provided for in the Security Documents.

  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  "Collateral" shall mean all the "Collateral" as defined in any Security Document.

  "Collateral Agent" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Collateral Requirement" shall mean, at any time, that (a) the Pledge Agreement (or a supplement referred to in Section 23 thereof) shall have been duly executed by the Company, PHI and each other Domestic Restricted Subsidiary existing at such time and owning any Equity Interests, Rights or Indebtedness of the Company, PHI or any other Subsidiary or other person (including Playboy International), shall have been delivered to the Collateral Agent and shall be in full force and effect, and all the outstanding Equity Interests and Rights of the Subsidiaries (after giving effect to the Spice Acquisition and the Playboy Merger and including PHI, Playboy and Spice) and such other persons (including Playboy International) owned by the Company and the Restricted Subsidiaries and all such Indebtedness shall have been duly and validly pledged thereunder (or, to the extent not evidenced by any instrument, under the Security Agreement) to the Collateral Agent for the ratable benefit of the Secured Parties and certificates or other instruments representing such Equity Interests and Rights or Indebtedness (to the extent such Indebtedness is evidenced by instruments), accompanied by stock powers or other instruments of transfer endorsed in blank, shall be in the actual possession of the Collateral Agent; provided that none of the Company, PHI or the Domestic Restricted Subsidiaries shall be required to pledge more than 65% of the voting Equity Interests (but shall be required to pledge 100% of the non-voting Equity Interests) of any Foreign Subsidiary; (b) the Security Agreement (or a supplement referred to in Section 7.15 thereof) shall have been duly executed by the Company, PHI, each other Domestic Restricted Subsidiary existing at such time, and shall have been delivered to the Collateral Agent and shall be in full force and effect, and each document (including each Uniform Commercial Code financing statement and each filing with respect to Intellectual Property owned by the Company, PHI or any other Domestic Restricted Subsidiary party to the Security Agreement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Security Agreement (subject to any Lien expressly permitted by Section 6.02) shall have been delivered to the Collateral Agent in form suitable for filing; (c) each person required under the terms of the Playboy International Agreements to consent to the assignment pursuant to the Security Agreement of the rights of the Company, PHI or any other Restricted Subsidiary thereunder in order for such assignment to be effective shall have executed and delivered a consent to such assignment reasonably satisfactory to the Collateral Agent; (d) the Indemnity, Subrogation and Contribution Agreement (or a supplement referred to in Section 12 thereof) shall have been executed by the Company and each other Loan Party, shall have been delivered to the Collateral Agent and shall be in full force and effect and
(e)(i) each of the Mortgages, substantially in the form of Exhibit I-1 or I-2, as applicable, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those expressly permitted under Section 6.02,
(iii) each of such Mortgages shall have been delivered to the Collateral Agent in form suitable for filing and recordation in the recording office as specified on

Schedule 3.19(d) and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those expressly permitted under Section 6.02, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent.

  "Commitments" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment and Term Loan Commitments.

  "Commitment Fee" shall have the meaning assigned to such term in Section 2.05(a).

  "Company" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Company dated January, 1999.

  "Consolidated Adjusted EBITDA" shall mean, for any period, Consolidated
EBITDA for such period minus cash investments in programming during such period.

  "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depreciation and amortization (including programming amortization) for such period, (d) all extraordinary charges during such period, and (e) all other non-cash charges during such period, and minus, without duplication, the sum, to the extent included in Consolidated Net Income for such period, of (x) the Playboy International Rights Acquisition Fee for such period,
(y) all extraordinary gains during such period and (z) all other non-cash gains during such period, all as determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries in accordance with GAAP. Anything contained in this definition or elsewhere in this Agreement to the contrary notwithstanding, in calculating Consolidated EBITDA (i) for any four-fiscal-quarter period that includes the fiscal quarter ending June 30, 1999, Consolidated EBITDA for such quarter shall be increased by an amount up to $3,000,000 of restructuring costs incurred in connection with the Spice Acquisition to the extent such costs have actually been paid by the Company and the Restricted Subsidiaries, and (ii) for the four-fiscal-quarter period ending on June 30, 1999, September 30, 1999 and December 31, 1999, Consolidated EBITDA shall be deemed to equal Consolidated EBITDA for the period commencing on April 1, 1999, and ending on (x) June 30, 1999, multiplied by 4, (y)

September 30, 1999, multiplied by 2, and (z) December 31, 1999, multiplied by 4/3, respectively.

  "Consolidated Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) the sum of (i) Consolidated Adjusted EBITDA for such period and
(ii) any amounts received in cash during such period on account of the Playboy International Rights Acquisition Fee (other than amounts required to be applied to prepay Term Loans pursuant to Section 2.13(f)) to (b) the sum of (i) Consolidated Interest Expense for such period, (ii) the aggregate amount of taxes paid by the Company and the Restricted Subsidiaries in cash during such period, (iii) scheduled principal payments during such period in respect of any Indebtedness of the Company and the Restricted Subsidiaries, (iv) cash dividends on capital stock declared by the Company or any Loan Party during such period (excluding dividends paid to the Company, the Borrower or any of its Wholly Owned Restricted Subsidiaries), (v) the scheduled principal component of Capital Lease Obligations paid during such period by the Company and the Restricted Subsidiaries, (vi) the aggregate amount of investments in foreign networks (including the Playboy International Capital Contributions) made by the Company and the Restricted Subsidiaries during such period and (vii) Capital Expenditures (other than (A) expenditures of insurance or condemnation proceeds for the repair or replacement of assets that have been damaged, destroyed or taken by condemnation, (B) expenditures of the proceeds of sales of property, plant and equipment to acquire additional property, plant and equipment to be used for the same or similar purposes and (C) permitted Acquisitions) during such period (the items referred to in the foregoing clauses (i) through (vii) being collectively called "Consolidated Fixed Charges").

  "Consolidated Interest Expense" shall mean, for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations but excluding the amortization of deferred financing fees), accrued or paid in cash by the Company and the Restricted Subsidiaries during such period net of interest income earned on cash balances during such period, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall give effect to any net payments made or received by the Company and the Restricted Subsidiaries with respect to interest rate Hedging Agreements.

  "Consolidated Interest Expense Coverage Ratio" shall mean, for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.

  "Consolidated Leverage Ratio" shall mean, at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated Adjusted EBITDA for the most recently ended period of four fiscal quarters, all as determined on a consolidated basis in accordance with GAAP. Solely for purposes of this definition, if, at any time the Consolidated Leverage Ratio is being determined, the Borrower or any Restricted Subsidiary shall have completed an Acquisition or Disposition since the beginning of the relevant four fiscal quarter period, the Consolidated Leverage Ratio shall be determined on a pro forma basis as if such Acquisition or Disposition, any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

  "Consolidated Net Income" shall mean, for any period, net income or loss of the Company and the Restricted Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP, provided that there shall in any event be excluded (a) the income of any person (other than a Loan Party) in which any other person (other than the Company or any of the Restricted Subsidiaries or any director holding qualifying shares in compliance with applicable law) owns any equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of the Subsidiaries by such person during such period and (b) the income (or loss) of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or the date that person's assets are acquired by the Company or any Subsidiary.

  "Consolidated Total Debt" shall mean, as of any date of determination, without duplication, the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP (other than Indebtedness of the type referred to in clauses (i) and (j) of the definition of the term "Indebtedness", except, in the case of clause (j), to the extent of any unreimbursed drawings thereunder).

  "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

  "Credit Event" shall have the meaning assigned to such term in Section
4.01.

  "CSFB" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

  "Deferment" shall mean a fixed sum obligation (other than a Participation or a Residual) payable by the Company or any of the Restricted Subsidiaries in accordance with customary industry practice to a person who is not an Affiliate of the Company or any of the Restricted Subsidiaries in connection with such person's furnishing rights or personal services in connection with the development, acquisition, production, distribution or exploitation of any item of Product or rights in Product, the payment of which is contingent upon (a) the receipt of revenues from the exploitation of such item of Product, and/or (b) the occurrence of certain conditions and/or (c) the passage of time; provided, however, that the term "Deferments" does not include supplemental market payments or sums included in the budgeted cost of production for the applicable item of Product.

  "Determination Date" shall mean each day that is the second Business Day after a delivery of financial statements pursuant to Section 5.03(a) or (b).

  "Disposition" shall mean the sale or transfer by the Company or any Restricted Subsidiary, including through a merger or consolidation or a sale of capital stock, of any subsidiary, division or business unit of the Company or such Restricted Subsidiary or any assets (other than inventory sold in the ordinary course of business) that are substantial in relation to the Company and its Restricted Subsidiaries taken as a whole.

  "Dollar Equivalent" shall mean (a) as to any amount denominated in dollars, the amount thereof, and (b) as to any amount denominated in an Alternate Currency, the equivalent thereof in dollars determined by the Administrative Agent pursuant to Section 1.03 using the Exchange Rate with respect to such currency at the time in effect.

  "dollars" or "$" shall mean lawful money of the United States of America.

  "Domestic Restricted Subsidiary" shall mean a Domestic Subsidiary that is a Restricted Subsidiary.

  "Domestic Subsidiary" shall mean a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

  "environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

  "Environmental Claim" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material,
(c) the presence, use, handling,
transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

  "Environmental Law" shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss.ss. 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss.ss. 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ss.ss. 1251 et seq., the Clean Air Act of 1970, as amended 42 U.S.C. ss.ss. 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. ss.ss. 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.ss. 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. ss.ss. 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 5101 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated under any of the foregoing.

  "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

  "Equity Interests" shall mean (a) with respect to a corporation, shares of the capital stock of such corporation and (b) with respect to a partnership, limited liability company or other person, partnership, limited liability or other equity interests in such person.

  "Equity Issuance" shall mean any issuance and sale by the Company or by any Subsidiary to a person other than the Company or any Subsidiary, of any Equity Interests of the Company or any Subsidiary or any Rights in respect thereof.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

  "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

  "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a "prohibited transaction" with respect to which the Borrower or any of the Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in material liability of the Borrower.

  "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar
Loans.

  "Eurodollar Loan" shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

  "Eurodollar Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

  "Eurodollar Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

  "Event of Default" shall have the meaning assigned to such term in Article
VII.

  "Excess Cash Flow" shall mean, for any fiscal year, the sum (without duplication) of:

     (a) Consolidated Net Income, adjusted to exclude (i) any income, gains or losses attributable to any Asset Sale the proceeds of which are required to be applied to prepay Loans under Section 2.13(b) and (ii) that portion of Consolidated Net Income attributable to the Playboy International Rights Acquisition Fee; plus

     (b) amounts received in cash during such period on account of the Playboy International Rights Acquisition Fee (other than amounts required to be applied to prepay Term Loans pursuant to Section 2.13(f)); plus

     (c) depreciation, amortization and other non-cash charges or losses deducted in determining Consolidated Net Income for such period; minus

     (d) payments during such period on account of charges added to Excess Cash Flow for an earlier period pursuant to clause (c) above as "non-cash charges or losses" in such earlier period; plus

     (e) the sum of (i) the amount, if any, by which Net Working Capital decreased during such period, plus (ii) the aggregate principal amount of Indebtedness (other than Capital Lease Obligations and Revolving Credit Borrowings) incurred by the Company and the Restricted Subsidiaries during such period to finance Capital Expenditures taken into account in computing the Consolidated Fixed Charge Coverage Ratio; minus

     (f) the sum of (i) any non-cash gains included in determining such Consolidated Net Income (or loss) for such period, plus (ii) the amount, if any, by which Net Working Capital increased during such period; plus

     (g) amounts received during such period on account of gains subtracted from Excess Cash Flow for an earlier period pursuant to clause
  (f)(i) above as "non-cash gains" in such earlier period; minus

     (h) Capital Expenditures for such period, to the extent taken into account in computing the Consolidated Fixed Charge Coverage Ratio; minus

     (i) the sum of (i) scheduled amortization payments and voluntary principal payments made in respect of the Term Loans during such period,
  (ii) amortization or other required payments of principal made during such period in respect of other Indebtedness of the Company and the Restricted Subsidiaries and (iii) mandatory prepayments of principal made during such period in respect of other Indebtedness of the Company and the Subsidiaries (other than prepayments that would not be required if the Company and the Subsidiaries made, or were required to make, prepayments in respect of Loans outstanding hereunder); minus

     (j) cash investments by the Company and the Restricted Subsidiaries in foreign networks (including the Playboy International Capital Contributions); minus

     (k) cash investments in programming during such period; plus

     (l) the net proceeds of Indebtedness incurred by the Company and the Subsidiaries during such period to the extent such proceeds were applied to make payments or prepayments of Indebtedness referred to in clause (i) above.

  "Exchange Rate" shall mean, on any day, with respect to any Alternate Currency, the rate at which such Alternate Currency may be exchanged into dollars as set forth at approximately 11:00 a.m., New York City time, on such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent for such purpose, or, at the discretion of the Administrative Agent, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternate Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of dollars with such Alternate Currency for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent demonstrable error.

  "Excluded Taxes" shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income and any backup withholding taxes, in each case imposed by the United States of America or by any Governmental Authority as a result of a present or former connection between the recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the recipient having received any payment under or taking any other action related to any Loan under this Agreement or any Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that (i) is in effect and would apply to amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that the prior lending office or the assignor, as applicable, of such Non-U.S. Lender was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the

Borrower with respect to any withholding tax pursuant to Section 2.20(a), or
(ii) is attributable to such Non-U.S. Lender's failure to comply with Section 2.20(e).

  "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

  "Fee Payment Date" shall have the meaning assigned to such term in Section 2.05(a).

  "Fees" shall mean the Commitment Fees, the Arranger and Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

  "Financial Officer" of any entity shall mean the chief financial officer, principal accounting officer, treasurer or controller of such entity.

  "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

  "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

  "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

  "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

  "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

  "Guarantee Requirement" shall mean, at any time, that the Subsidiary Guarantee Agreement (or a supplement referred to in Section 20 thereof) shall have been executed by each Restricted Subsidiary (other than any Foreign Subsidiary) existing from time to time, shall have been delivered to the Collateral Agent and shall be in full force and effect.

  "Guarantors" shall mean the Company, PHI (at such times as they are guarantors of the Obligations under the terms of Article IX hereof) and the Subsidiary Guarantors.

  "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

  "Hedging Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

  "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind (other than prepaid subscriptions and similar deposits),
(b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid (other than solely on past due amounts), (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of Hedging Agreements and (j) all obligations of such person as an account party in respect of letters of credit. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

  "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

  "Indemnitee" shall have the meaning assigned to such term in Section
10.05(b).

  "Indemnity, Subrogation and Contribution Agreement" shall mean an Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit E among the Company, PHI, the Subsidiary Guarantors and the Collateral Agent.

  "Intellectual Property" shall have the meaning assigned to such term in
Section 3.20.

  "Interest Payment Date" shall mean, with respect to any Loan, (i) each day that is the last day of an Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Loan with an Interest Period of longer than three months, each day that would have been the last day of an Interest Period had a series of three month Interest Periods been applicable to such Loan and (iii) the date of any prepayment of such Loan or conversion of such Loan to a Loan of a different Type.

  "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the preceding Interest Period applicable thereto and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, or 6 (or, if available from all applicable Lenders, 9 or 12) months thereafter, as the Borrower may elect and
(b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the preceding Interest Period applicable thereto and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Revolving Credit Maturity Date, Tranche A Maturity Date or Tranche B Maturity Date, as applicable, and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with
Section 2.10 or repaid or prepaid in accordance with Section 2.11, 2.12 or 2.13; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

  "Issuing Bank" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.05(c).

  "L/C Commitment" shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

  "L/C Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

  "L/C Exposure" shall mean at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate L/C Exposure at such time.

  "L/C Participation Fee" shall have the meaning assigned to such term in
Section 2.05(c).

  "Lenders" shall mean (a) the financial institutions listed on Schedule
2.01 and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance (in either case other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

  "Letter of Credit" shall mean any letter of credit issued pursuant to
Section 2.22.

  "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the interest rate per annum determined by the Administrative Agent equal to the rate per annum at which deposits in dollars are offered for such Interest Period by the Administrative Agent in the London interbank market in London, England at approximately 11:00 a.m., London time, on the date which is two Business Days prior to the beginning of such Interest Period.

  "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

  "Loan Documents" shall mean this Agreement, the Subsidiary Guarantee Agreement, the Security Documents and the Indemnity, Subrogation and Contribution Agreement.

  "Loan Parties" shall mean the Company, PHI and each other Restricted Subsidiary that is, or is required by this Agreement to be, a party to the Subsidiary Guarantee Agreement or any Security Document.

  "Loans" shall mean the Revolving Loans and the Term Loans.

  "Margin Stock" shall have the meaning assigned to such term in Regulation
U.

  "Material Adverse Effect" shall mean one or more events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a materially adverse effect on (a) the business, assets, results of operations or condition (financial or otherwise) of the Company and the Restricted Subsidiaries (including, on and after the Closing Date, Spice), taken as a whole, or on their ability to perform their obligations under the Loan Documents, or (b) the validity or enforceability of any Loan Document or any other document entered into in connection with the Transactions or the other transactions contemplated hereby or the rights, remedies or benefits available to the Lenders, the Administrative Agent or the Collateral Agent.

  "Material Indebtedness" shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount for all such Indebtedness and obligations of $5,000,000 or more. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Company or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

  "Merger Agreement" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Moody's" shall mean Moody's Investors Service, Inc., and any successor thereto.

  "Mortgaged Properties" shall mean the real properties of the Loan Parties specified on Schedule 1.01(c) and all other real properties hereafter acquired by any of the Loan Parties in which the Collateral Agent shall acquire a security interest.

  "Mortgages" shall mean mortgages, deeds of trust, assignments of rents, modifications and other security documents reasonably satisfactory to the Collateral Agent, delivered pursuant to Section 4.02(f) or Section 5.09. Each mortgage shall be substantially in the form of Exhibit I-1 and each deed of trust shall be substantially in the form of Exhibit I-2.

  "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

  "Net Cash Proceeds" shall mean (a) with respect to any Asset Sale, the cash proceeds thereof, including any cash received in respect of any non-cash proceeds, but only as and when received, and any insurance or condemnation proceeds, net of (i) costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Loans) required to be repaid under the terms thereof as a result of such Asset Sale), (ii) taxes attributable to such Asset Sale as a direct result thereof and (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations, purchase price adjustment provisions or similar provisions associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (b) with respect to any Equity Issuance or any issuance or other incurrence of Indebtedness for borrowed money, the cash proceeds thereof net of underwriting commissions or placement fees and expenses directly incurred in connection therewith.

  "Net Working Capital" shall mean, at any date, (a) the consolidated current assets of the Company and the Restricted Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Company and the Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive number or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

  "Obligations" shall mean (a) the due and punctual payment by the Borrower or the applicable Loan Parties of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank or any other person under the Credit Agreement and the other Loan Documents, whether such Loans shall have been made or such interest, fees or other amounts shall have accrued prior to, on or after the Transfer Date,

(b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Loan Parties, monetary or otherwise, under or pursuant to the Loan Documents and (c) the due and punctual payment and performance of all obligations of the Company or any Restricted Subsidiary, monetary or otherwise, under each Hedging Agreement entered into to limit interest rate risk with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

  "Ordinary Licensing Transaction" shall mean any licensing arrangement (a) entered into by the Company or any Restricted Subsidiary in the ordinary course of its business or (b) that is terminable by the Company or the applicable Restricted Subsidiary without the payment of any material penalty or other consideration within one year.

  "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

  "Participation" shall mean any obligation (other than a Deferment or a Residual) payable by the Company or any of its Restricted Subsidiaries in accordance with customary industry practice to a person who is not an Affiliate of the Company or any of the Subsidiaries in connection with the development, acquisition, production, distribution or exploitation of an item of Product or rights in Product, the payment of which is contingent upon and payable only to the extent of the receipt by the obligor of revenues from the exploitation of such item of Product or rights in Product.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

  "Perfection Certificate" shall mean the Perfection Certificate substantially in the form of Annex 1 to the Security Agreement.

  "Permitted Investments" shall mean:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

     (b) investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody's;

     (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

     (d) other investment instruments approved in writing by the Administrative Agent.

  "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

  "PHI" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

  "Playboy" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Playboy International" shall mean Playboy TV International, LLC, a California limited liability company formed pursuant to the Playboy International Agreements.

  "Playboy International Agreements" shall mean the Playboy TV
International, LLC Agreement Outline dated as of December 16, 1998, in the form heretofore delivered to the Administrative Agent, and the "Superceeding Agreements" referred to therein.

  "Playboy International Capital Contributions" shall mean the capital contributions that Playboy Entertainment Group, Inc. is contractually obligated to make to Playboy International pursuant to the Playboy TV International, LLC Agreement Outline referred to in the definition of "Playboy International Agreements", to the extent such capital contributions are actually made.

  "Playboy International Initial Fee" shall mean the fee payable under
Section 8.1.1 of the Playboy TV International, LLC Agreement Outline referred to in the definition of "Playboy International Agreements" on the Funding Date (as defined therein).

  "Playboy International Rights Acquisition Fee" shall mean the fees payable under Section 8.1 of the Playboy TV International, LLC Agreement Outline referred to in the definition of "Playboy International Agreements".

  "Playboy International Transaction" shall mean the transactions provided for in the Playboy International Agreements.

  "Playboy Merger" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Playboy Online" shall mean Playboy Online, Inc., a Delaware corporation which is initially an Unrestricted Subsidiary.

  "Pledge Agreement" shall mean a Pledge Agreement substantially in the form of Exhibit F between the Company, PHI and each other Restricted Subsidiary owning Equity Interests, Rights or Indebtedness of the Company, PHI or any other Subsidiary and the Collateral Agent for the benefit of the Secured Parties.

  "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate for dollar loans in effect at its principal office in New York City, New York; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

  "Product" shall mean any still or motion pictures, films, videos, movies, sound recordings, script or similar audio, print or visual media of communication in use now, in the past, or in the future or any elements thereof in which the Company or any Subsidiary has any proprietary or financial interest including merchandising rights related to such Product.

  "Pro Rata Percentage" of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender's Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have been terminated, the Pro Rata Percentages of the Revolving Credit Lenders shall be determined by reference to the Revolving Credit Commitments most recently in effect (giving effect to any assignments pursuant to Section 10.04).

  "Register" shall have the meaning assigned to such term in Section
10.04(d).

  "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

  "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

  "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

  "Related Fund" shall mean, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

  "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

  "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, clause
(i) or (ii) above.

  "Required Lenders" shall mean, at any time, Lenders having Loans, L/C Exposures and unused Revolving Credit Commitments and Term Loan Commitments representing a majority of the sum of all Loans outstanding, L/C Exposures and unused Revolving Credit Commitments and Term Loan Commitments at such time.

  "Residual" shall mean any obligation (other than a Participation or a Deferment) payable by the Company or any of the Restricted Subsidiaries in accordance with customary industry practice pursuant to guild agreements or collective bargaining agreements in connection with the development, acquisition, production, distribution or exploitation of any item of Product or rights in Product.

  "Responsible Officer" of any entity shall mean any executive officer or Financial Officer of such entity and any other officer or similar official thereof responsible for the administration of the obligations of such entity in respect of this Agreement.

  "Restricted Subsidiary" shall mean any Subsidiary other than an Unrestricted Subsidiary.

  "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

  "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to participate in Letters of Credit hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.

  "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender plus the aggregate amount at such time of such Lender's L/C Exposure.

  "Revolving Credit Lender" shall mean a Lender that has a Revolving Credit Commitment (or that had such a Commitment at the time the Revolving Credit Commitments were terminated).

  "Revolving Credit Maturity Date" shall mean the fifth anniversary of the Closing Date.

  "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (c) of Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

  "Rights" shall mean, with respect to any person, warrants, options or other rights to acquire Equity Interests in such person.

  "S&P" shall mean Standard & Poor's Ratings Service and any successor thereto.

  "Sale and Lease-Back Transaction" shall have the meaning assigned to such term in Section 6.03 of this Agreement.

  "Scheduled Playboy Indebtedness" shall mean all Indebtedness incurred under the Credit Agreement dated as of February 10, 1995, among Playboy, the lenders party thereto, Harris Trust and Savings Bank, individually and as administrative agent, and LaSalle National Bank, individually and as Co-Agent, as amended to the date hereof.

  "Scheduled Spice Indebtedness" shall mean all Indebtedness under the Loan and Security Agreement dated as of January 15, 1997, between Spice and Darla L.L.C., as amended to the date hereof.

  "Secured Parties" shall mean the Administrative Agent, the Collateral
Agent, each Lender, the Issuing Bank and each other person to which any of the Obligations is owed.

  "Security Agreement" shall mean a Security Agreement substantially in the form of Exhibit G between the Company, PHI and the other Restricted Subsidiaries from time to time party thereto and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

  "Security Documents" shall mean the Security Agreement, the Pledge Agreement, the Mortgages and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

  "Spice" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Spice Acquisition" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Spin-Off Transactions" shall have the meaning assigned to such term in the preamble to this Agreement.

  "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for Eurocurrency Liabilities (as defined in Regulation
D). Such reserve percentages shall include those imposed pursuant to Regulation
D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

  "Stock Transfer" shall mean the Company's contribution to PHI of 100% of the Equity Interests and Rights (if any) of each of Playboy and Spice.

  "Subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise

Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

  "Subsidiary" shall mean any subsidiary of the Company.

  "Subsidiary Guarantee Agreement" shall mean a Subsidiary Guarantee
Agreement substantially in the form of Exhibit D by the Subsidiary Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

  "Subsidiary Guarantors" shall mean each person listed on Schedule 1.01 and each other person that becomes party to the Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such person.

  "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

  "Term Borrowing" shall mean a Borrowing comprised of Tranche A Term Loans or Tranche B Term Loans.

  "Term Loan Commitments" shall mean the Tranche A Commitments and the Tranche B Commitments.

  "Term Loan Repayment Dates" shall mean the Tranche A Term Loan Repayment Dates and the Tranche B Term Loan Repayment Dates as set forth in Section 2.11(a).

  "Term Loans" shall mean the Tranche A Term Loans and the Tranche B Term
Loans.

  "Total Revolving Credit Commitment" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

  "Tranche A Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche A Term Loans as set forth on Schedule
2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
Section 10.04.

  "Tranche A Lender" shall mean a Lender with a Tranche A Commitment or with outstanding Tranche A Term Loans.

  "Tranche A Maturity Date" shall mean the fifth anniversary of the Closing
Date.

     "Tranche A Term Borrowing" shall mean a Borrowing comprised of Tranche A Term Loans.

     "Tranche A Term Loan Repayment Date" shall mean each of the 15 consecutive calendar quarter end dates commencing with June 30, 2000 (or, if any such day shall not be a Business Day, the next preceding Business Day).

     "Tranche A Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01. Each Tranche A Term Loan shall be either a Eurodollar Term Loan or an ABR Term Loan.

     "Tranche B Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche B Term Loans as set forth on Schedule
2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b`) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
Section 10.04.

     "Tranche B Lender" shall mean a Lender with a Tranche B Commitment or with outstanding Tranche B Term Loans.

     "Tranche B Maturity Date" shall mean the seventh anniversary of the Closing Date.

     "Tranche B Term Borrowing" shall mean a Borrowing comprised of Tranche B Term Loans.

     "Tranche B Term Loan Repayment Date" shall mean each of the 24 consecutive calendar quarter end dates commencing with March 31, 2000 (or, if any such day shall not be a Business Day, the next preceding Business Day).

     "Tranche B Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01. Each Tranche B Term Loan shall be either a Eurodollar Term Loan or an ABR Term Loan.

     "Transactions" shall mean the execution, delivery and performance by each Loan Party of each of the Loan Documents, the Closing Date Transactions and the Borrowings and issuances of Letters of Credit hereunder after the Closing Date.

     "Transfer Date" shall mean the Business Day immediately following the Closing Date.

     "Type" shall refer, when used in respect of any Loan or Borrowing, to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

     "Unrestricted Subsidiary" shall mean Playboy Online or any of its subsidiaries.

     "Wholly Owned Subsidiary" shall mean a Subsidiary of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity and 100% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held, directly or indirectly, by the Borrower or one or more wholly owned subsidiaries of the Borrower.

     "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.

     SECTION 1.03. Accounting and Financial Terms. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

     (b) All computations required to be made hereunder with respect to the Company and the Subsidiaries to demonstrate compliance with any of the financial covenants contained in Article VI shall exclude the assets, liabilities, results of operations and cash flows of the Unrestricted Subsidiaries; provided that if the Company shall deliver to the Administrative Agent a written election to have the assets, liabilities, results of operations and cash flows of the Unrestricted Subsidiaries included for purposes of determining compliance with such covenants, together with a certificate of a Financial Officer (i) stating that no Default or Event of Default has occurred and is continuing or will have occurred and be continuing after giving effect to such election and (ii) demonstrating to the satisfaction of the Administrative Agent that the Borrower shall be in compliance with the financial covenants set forth in Article VI giving pro forma effect to the inclusion of such assets, liabilities, results of operations and cash flows from the beginning of the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.03(a) or (b), as applicable, the assets, liabilities, results of operations and cash flows of the Unrestricted Subsidiaries shall at all times thereafter be included in such computations and the Unrestricted Subsidiaries shall at all times thereafter be deemed Restricted Subsidiaries, it being understood that any such election shall be permanent and irrevocable.

     (c) All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event except to the extent such benefits would be permitted to be taken into account in the preparation of pro forma financial statements complying with Regulation S-X of the Securities and Exchange Commission and are approved by the Company's independent certified public accountants.

                                  ARTICLE II

                                  The Credits

     SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Tranche A Term Loan to the Borrower on the Closing Date in a principal amount equal to its Tranche A Commitment, (b) to make a Tranche B Term Loan to the Borrower on the Closing Date in a principal amount equal to its Tranche B Commitment and (c) to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment. Within the limits set forth in clause (c) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

     SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to paragraph (f) below, the Loans comprising any Borrowing shall be in an aggregate principal amount that is
(i) an integral multiple of $250,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

     (b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accord ance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Eurodollar Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

     (c) Except with respect to Loans made pursuant to paragraph (f) below, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly transfer the amounts so received to an account in the name of the Borrower designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

     (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

     (f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) in respect of any L/C Disbursement within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the amount of such L/C Disbursement and the dollar amount of the Revolving Credit Borrowing that will be required (in the case of an L/C Disbursement denominated in an Alternate Currency, at current exchange rates, as determined by the Issuing Bank, with such determination to be conclusive absent demonstrable error) to refinance such L/C Disbursement. The Administrative Agent will promptly notify each Revolving Credit Lender of the amount of such Revolving Credit Borrowing and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage of such Revolving Credit Borrowing (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and that the Revolving Credit Borrowing made pursuant to this paragraph will be deemed to have reduced the L/C Exposure by the Dollar Equivalent of such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to
Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the

Administrative Agent to the Revolving Credit Lenders that shall have made such payments (after being converted into dollars, in the case of amounts received in any Alternate Currency) and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such Revolving Credit Borrowing available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to ABR Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

     SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section
2.03 shall not apply), the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the Business Day of a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Tranche A Term Borrowing, a Tranche B Term Borrowing or a Revolving Credit Borrowing, and, subject to the third sentence of Section 2.02(b), whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day), (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

     SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date and (ii) the principal amount of each Term Loan of such Lender as provided in Section 2.11.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender's share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with their terms.

     (e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

     SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last day of each calendar quarter commencing with the first such day after the date hereof (or, if any such day shall not be a Business Day, the next preceding Business Day), and on the date on which the last of the Commitments of such Lender shall expire or be terminated as provided herein (each such day being called a "Fee Payment Date"), a commitment fee (a "Commitment Fee") equal to .50% per annum on the average daily unused amount (with Letters of Credit counting as usage) of the Commitments of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the date on which the last of the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the last of the Commitments of such Lender shall expire or be terminated as provided herein.

     (b) The Borrower agrees to pay to the Arranger and to the Administrative Agent, for their own accounts, the fees separately agreed upon by the Borrower, the Arranger and the Administrative Agent (the "Arranger and Agent Fees").

     (c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on each Fee Payment Date, a fee (an "L/C Participation Fee") calculated on such Lender's Pro Rata Percentage of the average daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank, (A) on each Fee Payment Date and on the date on which the Letter of Credit Commitment shall be terminated as provided herein and no Letters of Credit shall be outstanding, a fronting fee of .25% per annum (or such other rate per annum, if any, as the Borrower and the Issuing Bank may agree upon from time to time) on the undrawn face amount of each outstanding Letter of Credit, and (B) issuance and drawing fees specified from time to time by the Issuing Bank as its applicable issuance and drawing fees for letters of credit similar to the Letters of Credit (collectively, the "Issuing Bank Fees"). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

     All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable.

     SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus (x) in the case of Revolving Loans and Tranche A Term Loans, the Applicable Percentage in effect for such Loans from time to time and (y) in the case of Tranche B Term Loans, (i) prior to the date on which the Playboy International Transaction shall be completed, 2.75% per annum and (ii) on and after the date on which the Playboy International Transaction shall be completed, the greater of (A) the Applicable Percentage that would be used to determine the interest rate applicable to a Tranche A Term Loan plus .50% per annum and (B) 2.25% per annum.

     (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (x) in the case of Revolving Loans and Tranche A Term Loans, the Applicable Percentage in effect for such Loans from time to time and (y) in the case of Tranche B Term Loans, (i) prior to the date on which the Playboy International Transaction shall be completed, 3.75% per annum and (ii) on and after the date on which the Playboy International Transaction shall be completed, the greater of (A) the Applicable Percentage that would be used to determine the interest rate applicable to a Tranche A Term Loan plus .50% per annum and (B) 3.25% per annum.

     (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

     SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2% per annum and (b) in all other cases, at the rate per annum applicable at such time to ABR Loans comprising Revolving Credit Borrowings plus 2% per annum.

     SECTION 2.08. Alternate Rate of Interest. In the event and on each occasion that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately reflect the cost to the Required Lenders of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which advice the Administrative Agent agrees to give promptly after it learns that such circumstances no longer exist), any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent demonstrable error.

     SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Credit Commitments and the L/C Commitment shall automatically terminate at 5:00 p.m., New York City time, on the Revolving Credit Maturity

Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on March 18, 1999, if the initial Credit Event shall not have occurred by such time.

     (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Tranche A Commitments, the Tranche B Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Tranche A Commitments, the Tranche B Commitments or the Revolving Credit Commitments shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000 and
(ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the sum of (A) the Aggregate Revolving Credit Exposure at the time and (B) any portion of the Total Revolving Credit Commitment at the time being held available to fund the purchase of additional assets, as contemplated by the definition of "Asset Sale" in Section 1.01.

     (c) Each reduction in the Tranche A Commitments, the Tranche B Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the accounts of the Revolving Credit Lenders, on the date of each termination or reduction, the Commitment Fees due on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

     SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right (subject to the limitations specified in Section 2.02) at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00
(noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

       (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

       (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and (b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

       (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Type or Interest Period for each Loan of such Lender resulting from such conversion; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

       (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

       (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

       (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

       (vii) no Interest Period may be selected for any Tranche A Term Borrowing or Tranche B Term Borrowing that is a Eurodollar Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Tranche A Term Borrowings or Tranche B Term Borrowings, as the case may be, that are Eurodollar Borrowings with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the Tranche A Term Borrowings or Tranche B Term Borrowings, as the case may be, that are ABR Borrowings would not be at least equal to the principal amount of Tranche A Term Borrowings or Tranche B Term Borrowings to be paid on such Term Loan Repayment Date; and

       (viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan. The foregoing is without prejudice to the other rights and remedies available hereunder upon an Event of Default.

     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

     SECTION 2.11. Repayment of Term Borrowings. (a) (i) The Borrower shall pay to the Administrative Agent, for the accounts of the Lenders, on each Tranche A Term Loan Repayment Date, a principal amount of the Tranche A Term Loans equal to the percentage of the Tranche A Term Loans made on the Closing Date set forth below opposite the number corresponding to such Tranche A Term Loan Repayment Date (subject to adjustment from time to time pursuant to Sections 2.12 and principal amount to be paid to but excluding the date of such payment:

Tranche A Term Loan
  Repayment Date           Percentage
-------------------        ----------
        1-4                   3.6%
        5-8                   5.0%
        9-12                  7.1%
       13-15                  9.3%

     (ii) The Borrower shall pay to the Administrative Agent, for the accounts of the Lenders, on each Tranche B Term Loan Repayment Date, a principal amount of the Tranche B Term Loans equal to the percentage of the Tranche B Term Loans made on the Closing Date set forth below opposite the number corresponding to such Tranche B Term Loan Repayment Date (subject to adjustment from time to time pursuant to Sections 2.12 and 2.13(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

                                                                              42


           Tranche B Term Loan        Percentage
              Repayment Date          ----------
           ------------------
                  1-17                   0.3%
                 18-24                  11.9%

     (b) To the extent not previously paid, all Tranche A Term Loans and Tranche B Term Loans shall be due and payable on the Tranche A Maturity Date and Tranche B Matu rity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

     (c) All repayments pursuant to this Section 2.11 shall be subject to
Section 2.16, but shall otherwise be without premium or penalty.

     SECTION 2.12. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000.

     (b) Optional prepayments of Term Borrowings shall be allocated pro rata between the then-outstanding Tranche A Term Borrowings and Tranche B Term Borrowings and applied pro rata against the remaining scheduled installments of principal due in respect of the Tranche A Term Borrowings and Tranche B Term Borrowings under Sections 2.11(a)(i) and (ii), respectively.

     (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.16, but otherwise without premium (except, in the case of Tranche B Term Borrowings, as provided in paragraph (d) below) or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

     (d) Any voluntary prepayment of Tranche B Term Loans made at any time (i) from the Closing Date to and including the first anniversary thereof will be in an amount equal to 102% of the principal amount of such loans prepaid, (ii) after the first anniversary of the Closing Date to and including the second anniversary of the Closing Date will be in an amount equal to 101% of the principal amount of such loans prepaid and (iii) thereafter will be in an amount equal to 100% of the principal amount of such loans prepaid.

     SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall repay or prepay all the outstanding Revolving Credit Borrowings on the date of such termination. In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto and (ii) if the Total Revolving Credit Commitment after giving effect to such reduction or termination would be less than the sum of (A) the Aggregate Revolving Credit Exposure at the time and (B) any portion of the Total Revolving Credit Commitment at the time being held available to fund the purchase of additional assets, as contemplated by the definition of "Asset Sale" in Article I, then the Borrower shall, on the date of such reduction or termination, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such deficiency.

     (b) Not later than the Business Day following the receipt by the Company or any Restricted Subsidiary of any Net Cash Proceeds of any Asset Sale (other than the Playboy International Transaction), the Borrower shall prepay outstanding Term Loans and, if the Term Loans shall have been paid in full, to prepay Revolving Loans (without reducing the Revolving Credit Commitments) in an aggregate principal amount equal to (x) 100% of the Net Cash Proceeds received with respect thereto if on the date of such Asset Sale the Consolidated Leverage Ratio is greater than or equal to 3.00 to 1.00 and (y) 75% of the Net Cash Proceeds received with respect thereto if on the date of such Asset Sale the Consolidated Leverage Ratio is less than 3.00 to 1.00, in each case after giving pro forma effect to such Asset Sale and any substantially simultaneous prepayment of Term Loans (or prepayment of Revolving Loans) made pursuant to this paragraph or Section 2.12 as if such Asset Sale and such prepayment had occurred at the beginning of the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.03
(a) or (b), as applicable. Not later than the Business Day following the date on which any Net Cash Proceeds are deemed for purposes of this paragraph to constitute Net Cash Proceeds of an Asset Sale pursuant to clause (y) or the last sentence of the definition of "Asset Sale", the Borrower shall apply such Net Cash Proceeds to prepay outstanding Term Loans in accordance with the preceding sentence.

     (c) Not later than the Business Day following the receipt by the Company or any Subsidiary of Net Cash Proceeds from any Equity Issuance (other than (i) Net Cash Proceeds of Equity Issuances by Unrestricted Subsidiaries in an aggregate amount not greater than $25,000,000 and (ii) Net Cash Proceeds of Equity Issuances by the Company and Restricted Subsidiaries that do not in the aggregate for all such Equity Issuances exceed $40,000,000 minus the aggregate Net Cash Proceeds of Equity Issuances referred to in the preceding clause (i)), the Borrower shall prepay outstanding Term Loans and, if the Term Loans shall have been paid in full, to prepay Revolving Loans (without reducing the Revolving Credit Commitments) in an aggregate principal amount equal to (i) 75% of such Net Cash Proceeds at any time when the Consolidated Leverage Ratio is greater than or equal to 4.00 to 1.00, (ii) 50% of such Net Cash Proceeds at any time when the Consolidated Leverage Ratio is greater than or equal to 3.00 to 1.00, but less than 4.00 to 1.00 and (iii) 25% of such Net Cash Proceeds at any time when the Consolidated Leverage Ratio is less than 3.00 to 1.00.

     (d) Not later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 1999, and (ii) the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.03(a), the Borrower shall prepay outstanding Term Loans and, if the Term Loans shall have been paid in full, to prepay Revolving Loans (without reducing the Revolving Credit Commitments) in an aggregate principal amount equal to (A) 75% of Excess Cash Flow for such fiscal year if the Consolidated Leverage Ratio at the end of such fiscal year shall have been greater than or equal to 3.50 to 1.00, and (B) 50% of Excess Cash Flow for such fiscal year if the Consolidated Leverage Ratio at the end of such fiscal year shall have been less than 3.50 to 1.00.

     (e) In the event that the Company or any Restricted Subsidiary shall receive Net Cash Proceeds from the incurrence or disposition of any Indebtedness (other than Indebtedness permitted under Section 6.01), the Borrower shall, as promptly as practicable and in any event not later than the Business Day following the receipt of such Net Cash Proceeds, apply 100% of such Net Cash Proceeds to prepay outstanding Term Loans and, if the Term Loans shall have been paid in full, to prepay Revolving Loans (without reducing the Revolving Credit Commitments).

     (f) Not later than the Business Day following receipt by the Company or any Subsidiary of the Playboy International Initial Fee, the Borrower shall (i) prepay outstanding Tranche A Term Loans in an aggregate principal amount equal to 25% of the lesser of (A) $20,000,000 and (B) the amount of such fee and (ii) prepay outstanding Tranche B Term Loans in an aggregate principal amount equal to 75% of the lesser of (A) $20,000,000 and (B) the amount of such fee, in each case minus the corresponding Playboy International Capital Contribution.

     (g) In the event the Borrower shall receive or hold Net Cash Proceeds from any Asset Sale, Equity Issuance or incurrence of Indebtedness or other amounts that would, if not applied to the prepayment of senior Indebtedness or to purchase assets, be required to be applied to prepay, redeem, repurchase or defease any Indebtedness that is subordinated in right of payment to any of the Obligations, and if the Borrower shall not apply such Net Cash Proceeds to the voluntary prepayment of senior Indebtedness or to purchase assets, in either case in such manner as to avoid the requirement that subordinated Indebtedness be so prepaid, redeemed, repurchased or defeased, the Borrower shall, prior to the date on which such Net Cash Proceeds or other amounts would be required to be applied to prepay, redeem, repurchase or defease any such subordinated Indebtedness, apply an amount equal to 100% of such Net Cash Proceeds or such other amounts to prepay outstanding Term Loans in accordance with paragraph (h) below or, after the Term Loans shall have been paid in full, to prepay Revolving Loans (without reducing the Revolving Credit Commitments).

     (h) Mandatory prepayments of Term Loans shall, subject to paragraph (f) above and paragraph (l) below, be allocated ratably between the then-outstanding Tranche A Term Loans and Tranche B Term Loans and applied ratably against the remaining scheduled installments of principal due in respect of Tranche A Term Loans or Tranche B Term Loans under Section 2.11(a)(i) and (ii), respectively.

     (i) If on any date the aggregate Revolving Credit Exposure shall exceed the aggregate Revolving Credit Commitments the Borrower shall on such date apply an amount equal to such excess to prepay the then outstanding Revolving Loans.

     (j) The Borrower shall deliver to the Administrative Agent, at the time of each pre payment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such pre payment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. All prepayments under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

     (k) Amounts to be applied pursuant to this Section 2.13 to the prepayment of Term Loans and Revolving Loans shall be applied first to reduce outstanding ABR Term Loans or ABR Revolving Loans, as the case may be, and then to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as the case may be. In the event the amount of any prepayment required to be made pursuant to this Section shall exceed the aggregate principal amount of the ABR Tranche A Term Loans, ABR Tranche B Term Loans or ABR Revolving Loans, as the case may be, outstanding (the amount of any such excess being called the "Excess Amount"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding ABR Loans of the applicable class and to deposit an amount equal to the Excess Amount with the Collateral Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Collateral Agent. Any amounts so deposited shall be held by the Collateral Agent as collateral for the Obligations and applied to the prepayment of the applicable Eurodollar Loans at the ends of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Collateral Agent in Permitted Investments maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay Eurodollar Loans; any interest earned on such Permitted Investments will be for the account of the Borrower, and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Permitted Investment to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

     (l) Any Tranche B Lender may elect, by notice to the Administrative Agent in writing (or by telephone or telecopy promptly confirmed in writing) at least one Business Day prior to any prepayment of Tranche B Term Loans required to be made by the Borrower for the account of such Lender pursuant to this Section 2.13, to cause all or a portion of such prepayment to be applied instead to prepay Tranche A Term Loans in accordance with paragraph (h) above (and any prepayment or portion thereof as to which such an election is made shall be so applied); provided that no Tranche B Lender shall be entitled to make such election to the extent that at the time thereof the portion of the prepayment as to which such election is made exceeds the outstanding amount of the Tranche A Term Loans.

     SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or the Issuing Bank of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than (i) changes in respect of taxes with respect to which the Borrower is required to make payments under Section 2.20 and (ii) taxes imposed on the overall net income of such Lender or the Issuing Bank or branch or franchise taxes imposed on such Lender (or its applicable lending office) or the Issuing Bank, in each case by the jurisdiction in which such Lender or the Issuing Bank has its principal office or applicable lending office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b) If any Lender or the Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the Issuing Bank or any Lender's or the Issuing Bank's holding company with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above, together with supporting documentation or computations, in each case in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Bank notifies the Borrower in writing of the change giving rise to such increased costs or reductions and of such Bank's intention to claim compensation therefor; provided further that, if the change giving rise to such increased costs or reductions shall be retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

     SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

        (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or, for such duration, be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

        (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

     (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

     SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss (other than any loss of margin over funding cost or anticipated profit) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor (including by reason of any assignment pursuant to Section 2.21), (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a "Breakage Event") or
(b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over
(ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16, together with supporting documentation or computations, shall be delivered to the Borrower and shall be conclusive absent manifest error.

     SECTION 2.17. Pro Rata Treatment. Except as required under Sections 2.13 and 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their applicable outstanding Loans), and the Borrower and each Lender agrees to take all such actions as shall be necessary to give effect to such requirement. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

     SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law, or by any other means, obtain payment, voluntary or involuntary, in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Tranche A Term Loans, Tranche B Term Loans and Revolving Loans and participations in L/C

Disbursements shall be proportionately less than the unpaid principal portion of the Tranche A Term Loans, Tranche B Term Loans and Revolving Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Tranche A Term Loans, Tranche B Term Loans, Revolving Loans or L/C Exposure, as the case may be, of such other Lender, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate unpaid principal amount of the Tranche A Term Loans, Tranche B Term Loans and Revolving Loans and L/C Exposure and participations in Tranche A Term Loans, Tranche B Term Loans, Revolving Loans and L/C Exposure held by the Lenders; provided, however, that (i) if any such participations are purchased pursuant to this
Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such participations shall be rescinded to the extent of such recovery and the purchase price restored without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any of the Subsidiaries or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan or Revolving Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason of such participation as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

     SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) payments pursuant to Sections 2.14, 2.16, 2.20 and 10.05, which shall be made directly to the persons entitled thereto) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York 10010, or as otherwise directed.

     (b) The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due hereunder, such funds shall be applied
(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

     SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under Section 2.20(a)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (the "Assessed Amount"), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that in the event that the Administrative Agent, Lender or Issuing Bank, as the case may be, successfully contests the assessment of the Assessed Amount, such Administrative Agent, Lender or Issuing Bank shall refund, to the extent of any refund thereof made to such Administrative Agent, Lender or Issuing Bank, any amounts paid by the Borrower under this Section 2.20(c) in respect of such Assessed Amount net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank attributable thereto. The Borrower, upon the request of the

Administrative Agent, Lender or Issuing Bank, agrees to repay the amount paid over to the Borrower pursuant to the preceding sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank, as applicable, is required to repay such refund to such Governmental Authority. Each Lender, the Administrative Agent and the Issuing Bank agree that it will contest any Assessed Amount if (i) the Borrower furnishes to it an opinion of reputable tax counsel acceptable to such Lender, the Administrative Agent or the Issuing Bank, as the case may be, to the effect that such Assessed Amount was wrongfully or illegally imposed and (ii) the Administrative Agent, Lender or Issuing Bank, as the case may be, determines in its sole discretion that it would not be disadvantaged or prejudiced in any manner whatsoever as a result of such contest. Nothing contained in this Section 2.20(c) shall require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other person. A certificate as to the amount of such Assessed Amount delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent demonstrable error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Each Lender that is not a "United States person" or whose lending office is not a "United States person" within the meaning of Section 7701(a)(30) of the Code, and the Administrative Agent or the Issuing Bank if it is not a "United States person," (a "Non-U.S. Lender") shall deliver to the Borrower (with a copy to the Administrative Agent) two copies of either United States Internal Revenue Service Form 1001 or Form 4224 (or successor forms) and either Internal Revenue Service Form W-8 or Form W-9 (or successor forms), or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of
Section 881(c) of the Code, is not a 10-percent shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement or any other Loan Document. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or designates a new lending office. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.20, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.20(e) that such Non-U.S. Lender is not legally able to deliver.

  SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.08 or 2.15, (iii) the Borrower is required to pay any amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to
Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater proportion of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee designated by the Borrower that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment will result in a reduction in the claim for compensation under Section 2.14 or in the withdrawal of the notice under Section
2.08 or 2.15 or in the reduction of payments under Section 2.20, as the case may be, (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing
Bank), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.20); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's or the Issuing Bank's claim for compensation under Section 2.14 or notice under Section 2.08 or 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.08 or 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the requested amendment, waiver or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

  (b) If (i) any Lender or the Issuing Bank requests compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section
2.08 or 2.15 or (iii) the Borrower is required to pay any amount to any Lender, the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section
2.14 or enable it to withdraw its notice pursuant to Section 2.08 or 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

  SECTION 2.22. Letters of Credit. (a) General. The Borrower may request the issuance of Letters of Credit denominated in dollars or any Alternate Currency for its own account, at any time and from time to time while the Revolving Credit Commitments remain in effect (but not after the date that is five Business Days prior to the Revolving Credit Maturity Date), to support obligations (other than trade payables) incurred by the Borrower and the Subsidiaries in the conduct of their businesses. Each Letter of Credit will be in a form reasonably acceptable to the Administrative Agent and the Issuing Bank. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

  (b) Notice of Issuance; Certain Conditions. In order to request the issuance of a Letter of Credit, the Borrower shall hand deliver or telecopy to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance) a notice requesting the issuance of a Letter of Credit and setting forth the date of issuance, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit and the currency in which it is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued only if, and upon issuance of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance (A) the L/C Exposure shall not exceed $10,000,000 and (B) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

  (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided that a Letter of Credit may provide for automatic renewals for additional periods of up to one year, subject to a right on the part of the Issuing Bank to prevent any such renewal from occurring by giving reasonable notice to the beneficiary during a period satisfactory to the Administrative Agent.

  (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally agrees, in the event any L/C Disbursement shall not be reimbursed by the Borrower forthwith on the date due as provided in paragraph (e) below, to pay to the Administrative Agent, for the account of the Issuing Bank, promptly after the receipt of a demand from the Issuing Bank, on account of such Lender's Pro Rata Percentage of such L/C Disbursement, the amount specified in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is irrevocable, absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

  (e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement, in the currency in which such L/C Disbursement shall have been made, not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

  (f) Obligations Absolute. The Borrower's obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

     (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

     (vi) any other act, or omission to act, or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

  Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, and make payment under such Letter of Credit, unless, in the Issuing Bank's judgment, it has received information that proves any such documents to be forged or fraudulent; provided that the Issuing Bank shall not be liable in any respect for any error made as a result of, or damages resulting from, the exercise of its judgment with regard to any such documents if such judgment is made in good faith. The parties hereto expressly agree that (i) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in substantial compliance with the terms of a Letter of Credit, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Issuing Bank.

  (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

  (h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), (i) in the case of any L/C Disbursement denominated in dollars, at the rate per annum that would apply to such amount if such amount were an ABR Revolving Credit Loan, and (ii) in the case of any L/C Disbursement denominated in an Alternate Currency, at a rate determined by the Issuing Bank (which determination shall be conclusive absent manifest error) to reflect its cost of overnight or short-term funds in such currency, plus the Applicable Percentage that would be employed in computing interest on a Eurodollar Revolving Loan.

  (i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 180 days' prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

  (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash in dollars equal to the L/C Exposure as of such date, and shall thereafter from time to time deposit with the Collateral Agent such additional amounts in dollars as shall be necessary in order that the amount on deposit shall at all times equal or exceed the L/C Exposure. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii)
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                                                                              59


if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

                                  ARTICLE III

                        Representations and Warranties

  The Company and PHI represent and warrant to the Administrative Agent, the Issuing Bank and each of the Lenders that:

  SECTION 3.01. Organization; Powers. The Company and each of the Subsidiaries
(a) is an entity duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and all requisite licenses and permits from Governmental Authorities, to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such licenses and permits could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business, and is in good standing (where applicable), in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Company and PHI, to borrow hereunder.

  SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not
(i) violate (A) any material provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Company or any of the Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture, or any other material agreement or instrument, to which the Company or any of the Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or any of the Subsidiaries (other than any Lien created hereunder or under the Security Documents).

  SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each of the Company and PHI and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of the Company, PHI or such Loan Party enforceable against the Company, PHI or such Loan Party in accordance with its terms.

  SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office (including terminations of such filings related to the Scheduled Playboy Indebtedness and the Scheduled Spice Indebtedness), (b) recordation of the Mortgages (including terminations of such mortgages and fixture filings related to the Scheduled Playboy Indebtedness), (c) such as have been made or obtained and are in full force and effect and (d) such actions, consents, approvals, registrations or filings, the failure of which to make or obtain could not, in the Administrative Agent's judgment, be expected to result in a Material Adverse Effect.

  SECTION 3.05. Financial Statements. (a) The Company has heretofore delivered to the Lenders (i) consolidated balance sheets and statements of income and cash flows of Playboy (A) as of the end of and for each fiscal year in the three-fiscal year period ended June 30, 1997, and as of the end of the transition period ending December 31, 1997, audited, in the case of such consolidated financial statements, by PricewaterhouseCoopers LLP, independent public accountants and (B) as of the end of and for the fiscal quarters ended March 31, June 30 and September 30, 1998, certified by a Financial Officer of the Company and (ii) consolidated balance sheets and statements of income and cash flows of Spice (A) as of the end of and for each of the fiscal years ended December 31, 1997 and December 31, 1996, audited, in the case of such consolidated financial statements, by Grant Thornton LLP, independent public accountants, (B) as of the end of and for the fiscal year ended December 31, 1995, audited by PricewaterhouseCoopers LLP, independent public accountants and (C) as of the end of and for the fiscal quarters ended March 31, June 30 and September 30, 1998, certified by a Financial Officer of Spice. Such financial statements present fairly the financial condition and results of operations and cash flows of Playboy and its consolidated subsidiaries and, to the knowledge of the Company, Spice and its consolidated subsidiaries, as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Playboy and Spice and their respective consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

  (b) The Company has heretofore delivered to the Lenders (i) its unaudited pro forma combined consolidated statements of income for the nine and 12 month periods ended September 30, 1998, and for the 12 month period ended December 31, 1997, and (ii) its unaudited pro forma combined consolidated balance sheets as of September 30, 1998, in each case prepared giving effect to the Closing Date Transactions as if they had occurred on each such date and at the beginning of each such period. Such financial statements have been prepared in good faith by the Company and its subsidiaries, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions were at the time made believed by the Company and its subsidiaries to be reasonable), were based on the best information available to the Company and its subsidiaries as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Closing Date Transactions and present fairly on a pro forma basis the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the dates and for the periods set forth therein, assuming that the Closing Date Transactions had actually occurred at such dates and at the beginnings of such periods.

  SECTION 3.06. No Material Adverse Change. Since December 31, 1997, there has not occurred or become known any event, condition or change in or affecting Playboy, Spice, the Company or their subsidiaries that, individually or in the aggregate with other such events, conditions or changes, has had or could reasonably be expected to have a Material Adverse Effect.

  SECTION 3.07. Title to Properties; Possession Under Leases. (a) The Company and each of the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including the Collateral and Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02, and no material portion of any Mortgaged Property is subject to any lease, license, sublease or other agreement granting to any person any right to use, occupy or enjoy the same, except as set forth on
Schedule 3.07(a).

  (b) The Company and each Restricted Subsidiary has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect and the Company and each Restricted Subsidiary enjoys peaceful and undisturbed possession under all such material leases to which it is a party.

  (c) Except as set forth on Schedule 3.07(c), the Company has not received any notice of, and has no knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.

  (d) Neither the Company nor any Restricted Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

  SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date, after giving effect to the Spice Acquisition and the Playboy Merger, a list of all Subsidiaries, setting forth for each Subsidiary the jurisdiction of its organization, a description of each class of its capital stock and the ownership interest of the Company and each other Subsidiary therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the persons indicated on such Schedule, free and clear of all Liens.

  SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on
Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Company or PHI, threatened in writing against or affecting the Company or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions, (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (iii) as to which there is a reasonable possi bility of an adverse determination and that, if adversely determined, could materially and adversely affect the ability of the Loan Parties fully and timely to perform their respective obligations under the Loan Documents or the other documents executed in connection with the Transactions or the ability of the parties to consummate the Transactions or (iv) as to which there is a reasonable possibility of an adverse determination and that have or, if adversely determined, would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions.

  (b) The Company and each Subsidiary is in compliance with all laws, regulations, consent decrees and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

  (c) None of the Company, any Subsidiary or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including
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any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

  (d) Certificates of occupancy and permits are in effect as required by applicable law for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

  SECTION 3.10. Agreements. Neither the Company nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

  SECTION 3.11. Federal Reserve Regulations. (a) Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

  (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or
X. The Company and the Subsidiaries will at no time acquire or hold any Margin Stock unless the Borrower shall have delivered to the Administrative Agent evidence (including, if the Administrative Agent shall so request, a duly completed and executed Form U-1) demonstrating to the satisfaction of the Administrative Agent that the credit extended hereunder will not violate Regulation U.

  SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. Neither the Company nor any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

  SECTION 3.13. Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used only for the purposes specified in the preamble to this Agreement.

  SECTION 3.14. Tax Returns. Except as set forth on Schedule 3.14, the Company and each Subsidiary has filed or caused to be filed all Federal, state, local and foreign income tax returns

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and all other material Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all material assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

  SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit, schedule or document furnished by or on behalf of the Company or the Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit, schedule or document was based upon or constituted a forecast or projection, the Company and PHI represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

  SECTION 3.16. Employee Benefit Plans. Each of the Company, PHI and each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Company, PHI or any ERISA Affiliate. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans.

  SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17:

  (a) The properties owned, leased or operated by the Company and the Subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of,
(ii) require Remedial Action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

  (b) The Properties and all operations of the Company and the Subsidiaries are in compliance, and in the last five years have been in compliance, with all Environmental Laws and all necessary Environmental Permits have been obtained and are in effect, except to the

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extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

  (c) There have been no Releases or threatened Releases at, from, under or proximate to the Properties or otherwise in connection with the operations of the Company or the Subsidiaries, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

  (d) Neither the Company nor any of the Subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the operations of the Company or the Subsidiaries or with regard to any person whose liabilities for environmental matters the Company or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Company or the Subsidiaries have reason to believe that any such Environmental Claim is being threatened; and

  (e) Hazardous Materials have not been transported from the Properties, and have not been generated, treated, stored or disposed of at, on or under any of the Properties, in any case in a manner that could give rise to liability under any Environmental Law, nor have the Company or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

  SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Company or the Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Company and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

  SECTION 3.19. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement), and when the Collateral is delivered to the Collateral Agent the Pledge Agreement will constitute a fully perfected first priority Lien on and security interest in all right, title and interest of each pledgor thereunder in the Collateral, in each case prior and superior in right to any other person.

  (b) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement), and when financing statements in
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appropriate form are filed in the offices specified on Schedule 6 to the
Perfection Certificate, the Security Agreement will constitute a fully perfected Lien on and security interest in all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

  (c) When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Security Agreement) that is registered in the United States, in each case prior and superior in right to any other person.

  (d) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Properties and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(d), the Mortgages will constitute fully perfected Liens on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

  (e) On the Closing Date, after giving effect to the Closing Date Transactions, and at all times thereafter, the Collateral Requirement and the Guarantee Requirement will have been satisfied.

  SECTION 3.20. Intellectual Property. The Company and each Restricted Subsidiary owns, or is licensed to use, all patents, trademarks, tradenames, service marks, copyrights, technology, know-how and processes (together with all applications therefor and licenses granting rights therein, "Intellectual Property") reasonably necessary for the conduct of its business as currently conducted, except for those the failure to own or be licensed to use which could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, (a) the use of Intellectual Property by the Company and its Restricted Subsidiaries does not infringe on the rights of any person,
(b) no Intellectual Property of the Company or any of its Restricted Subsidiaries is being infringed upon by any Person, and (c) no claim is pending or threatened in writing challenging the use or the validity of any Intellectual Property of the Company or any Restricted Subsidiary, except for infringements and claims referred to in the foregoing clauses (a), (b) and (c) that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

  SECTION 3.21. Location of Real Property and Leased Premises. (a) Schedule 3.21(a) lists completely and correctly as of the Closing Date all real property owned by the Company and the Restricted Subsidiaries and the addresses thereof. The
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                                                                              67


Company and the Restricted Subsidiaries own in fee all the real property set forth on Schedule 3.21(a).

  (b) Schedule 3.21(b) lists completely and correctly as of the Closing Date all real property leased by the Company and the Restricted Subsidiaries and the addresses thereof. The Company and the Restricted Subsidiaries have valid leases in all the real property set forth on Schedule 3.21(b).

  SECTION 3.22. Labor Matters As of the Closing Date, there are no strikes, lockouts or slowdowns against the Company or any of the Restricted Subsidiaries pending or, to the knowledge of the Company or any of the Restricted Subsidiaries, threatened in writing. The hours worked by and payments made to employees of the Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Company or any of the Restricted Subsidiaries, or for which any claim has been earned against the Company or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or the applicable Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of the Subsidiaries is bound.

  SECTION 3.23. Solvency. Immediately after the consummation of the Closing Date Transactions, (i) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay its probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

  SECTION 3.24. Merger Agreement. The representations and warranties of Playboy and the Company and, to the best knowledge of the Company, Spice, set forth in the Merger Agreement are true and correct in all material respects.

  SECTION 3.25. Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Company's and each Subsidiary's computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or, to the Company's knowledge, with which the Company's and each Subsidiary's systems interface) and the testing of all such material systems and equipment, as so reprogrammed, will be completed by September 30, 1999. The cost to the Company and each of the Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Company and the Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and the Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Company and each Subsidiary to conduct its business without Material Adverse Effect.

                                  ARTICLE IV

                             Conditions of Lending

  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

  SECTION 4.01. All Credit Events. On the date of each Borrowing and on the date of each issuance of a Letter of Credit (each such event being called a "Credit Event"):

  (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.22(b).

  (b) The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

  (c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

  Each Credit Event shall be deemed to constitute a representation and warranty by the Company and PHI on the date of such Credit Event as to the satisfaction of the conditions set forth in paragraphs (b) and (c) of this Section 4.01. In the case of the Credit Events occurring on the Closing Date, the conditions set forth in paragraphs (b) and (c) of this

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Section 4.01 shall be construed after giving effect to the Spice Acquisition and the other Closing Date Transactions.

  SECTION 4.02. Initial Credit Event. On the Closing Date:

  (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, favorable written opinions of (i) Howard Shapiro, Esq., General Counsel of the Company, substantially to the effect set forth in Exhibit H-1, (ii) Paul, Weiss, Rifkind, Wharton & Garrison, special counsel for the Company and the Subsidiaries, substantially to the effect set forth in Exhibit H-2, (iii) local counsel for the Company and the Subsidiaries satisfactory to the Administrative Agent in each jurisdiction where any Mortgaged Property is located, substantially to the effect set forth in Exhibit H-3 and (iv) Daniel J. Barsky, Esq., General Counsel of Spice, substantially to the effect set forth in Exhibit H-4, in each case dated the Closing Date, addressed to the Administrative Agent, the Lenders and the Issuing Bank and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Company hereby requests such counsel to deliver such opinions.

  (b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or comparable official of the state or other jurisdiction of its organization, and, except with respect to jurisdictions that do not issue such certificates for persons organized in the manner of such Loan Party, a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State or other official; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Company and PHI, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certified copy thereof furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

  (c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of
Section 4.01.

  (d) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

  (e) Each of the Spice Acquisition and the Playboy Merger shall have been, or shall substantially simultaneously with the initial Credit Event be, consummated in accordance with the Merger Agreement and applicable law, without any amendment to or waiver of any material terms or conditions of the Merger Agreement not approved by the Lenders, and arrangements reasonably satisfactory to the Administrative Agent shall have been made for the completion of the Stock Transfer on the Transfer Date, as required by Section 5.11. The Lenders and the Issuing Bank shall have received executed copies of the Merger Agreement and all certificates, opinions and other documents delivered in connection therewith, all certified by a Financial Officer as complete and correct.

  (f) The Collateral Requirement shall be satisfied.

  (g) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the states (or other jurisdictions) in which the chief executive office of each such person is located, any offices of such persons in which records have been kept relating to accounts receivable and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to clause (b) of the definition of "Collateral Requirement", together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) are permitted under Section 6.02 or have been released.

  (h) The Collateral Agent shall have received a Perfection Certificate dated the Closing Date and duly executed by a Responsible Officer of the Company.

  (i) The Guarantee Requirement shall be satisfied.

  (j) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated in connection therewith to the extent required, in each case to the extent failure to obtain such approvals or consents could, individually or in the aggregate, result in a Material Adverse Effect or could materially and adversely affect the rights or interests of the Lenders, the

Administrative Agent or the Issuing Bank, and there shall be no action by any Governmental Authority, actual or threatened, that has a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated in connection therewith.

  (k) The Administrative Agent shall have received pro forma computations satisfactory to it indicating that the Consolidated Adjusted EBITDA for the twelve months ended September 30, 1998, giving pro forma effect to the Closing Date Transactions as if they had occurred at the beginning of such period, shall have been not less than $24,800,000.

  (l) The terms on which the Closing Date Transactions shall have been completed and the capitalization (including Indebtedness) of the Company and the Subsidiaries after giving effect to the Closing Date Transactions shall be consistent in all material respects with the pro forma financial statements and projections provided to the Lenders prior to the date hereof.

  (m) The assets and obligations of the "Playboy Online" business shall have been contributed to Playboy Online.

  (n) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

  (o) The Scheduled Playboy Indebtedness and the Scheduled Spice Indebtedness shall have been or shall simultaneously be repaid in full, all agreements and instruments evidencing or governing such Indebtedness and all lending or other commitments thereunder shall have been terminated and all Liens securing such Indebtedness shall have been released, and the Administrative Agent shall have received such evidence as it shall reasonably have requested as to the satisfaction of such conditions. After giving effect to the Closing Date Transactions, neither the Company nor any Restricted Subsidiary shall have outstanding any Indebtedness or preferred stock (or similar Equity Interests) other than as set forth in Schedule 6.01.

  (p) If requested, the Administrative Agent shall have received for each Lender a statement on Federal Reserve Form U-1 demonstrating compliance with Regulation U.

                                   ARTICLE V

                             Affirmative Covenants

  Each of the Company and PHI covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and, to the extent at the time due and owing, all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Restricted Subsidiaries to:

  SECTION 5.01. Existence; Businesses and Properties, Insurance. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of any Restricted Subsidiary other than PHI, as otherwise expressly permitted under Section 6.05.

  (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations (including any zoning, building, Environmental Law, ordinance, code or approval) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; and maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

  SECTION 5.02. Obligations and Taxes. Pay its material Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that (a) such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of Mortgaged Property, there is no risk of forfeiture of such property and (b) failure to pay any Indebtedness shall not be a breach of this covenant unless such failure would give rise to an Event of Default under paragraph (f) of Article VII.

  SECTION 5.03. Financial Statements, Reports, etc. In the case of the Company, furnish to the Administrative Agent and each Lender:

     (a) within 90 days after the end of each fiscal year, consolidated balance sheets and related statements of operations, cash flows and stockholders' equity showing the financial condition of the Company and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year and the immediately preceding year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified as to the scope of the audit or going concern) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;

     (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, consolidated balance sheets and related statements of operations and cash flows showing the financial condition of the Company and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year and during the corresponding periods in the immediately preceding fiscal year, all certified by a Financial Officer of the Company as fairly presenting in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

     (c) within 60 days after the end of each fiscal quarter of each fiscal year, a management report in form satisfactory to the Administrative Agent setting forth the consolidating revenues of the Company and its consolidated subsidiaries for such quarter and the operating income before depreciation and amortization for each business segment during such quarter;

     (d) concurrently with any delivery of financial statements under paragraph
  (a) or (b) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained in Article VI (excluding the assets, liabilities, results of operations and cash flows of the Unrestricted Subsidiaries to the extent required by Section 1.03) and (iii) identifying the Determination Date associated with the delivery of such financial statements;

     (e) concurrently with each delivery of financial statements under paragraph
  (a) above, beginning with the financial statements for the fiscal year ending December 31, 1999, a certificate of a Financial Officer in form and detail satisfactory to the Administrative Agent setting forth a calculation of Excess Cash Flow for the fiscal year to which such statements relate;

     (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of the Restricted Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

     (g) as soon as available, and in any event within 90 days after the commencement of each fiscal year of the Company, a copy of the consolidated business and financial plan of the Company and the Restricted Subsidiaries for such fiscal year, month by month, together with such supporting schedules and other information as the Required Lenders may reasonably request, but in any event including projected cash flow information and a projected income statement, in each case for the following 12 months and in form and detail reasonably satisfactory to the Required Lenders;

     (h) promptly after their execution and delivery, copies certified by a Responsible Officer of the Borrower of the Superceeding Agreements referred to in the definition of "Playboy International Agreements" in
  Section 1.01;

     (i) concurrently with any delivery of financial statements under paragraph (a) above, the certificates executed by the chief legal officer of the Company required to be delivered under Section 4.02 of the Security Agreement; and

     (j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any of the

  Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request through the Administrative Agent.

  SECTION 5.04. Litigation and Other Notices. Furnish to the Administrative Agent prompt written notice of the following:

     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

     (c) the loss, suspension or material impairment of any material license, approval, certification or authorization granted by any Governmental Authority that could reasonably be expected to result in a Material Adverse Effect; and

     (d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

  SECTION 5.05. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within 10 days after any Responsible Officer of the Company or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Events that have occurred could reasonably be expected to result in liability of the Company and/or the Subsidiaries in an aggregate amount exceeding $5,000,000 or requiring payments exceeding $1,000,000 in any year, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Company and/or the Subsidiaries propose to take with respect thereto.

  SECTION 5.06. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Subject to the provisions of Section 10.16, each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the properties (limited, in the case of any Lender, to the corporate offices) and the financial records of the Company or any of the Subsidiaries, and to make extracts from and copies of such financial records, at reasonable times and as often as reasonably requested and to discuss the affairs, finances and condition of the Company or any of the Subsidiaries with the officers thereof and independent accountants therefor.

  SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

  SECTION 5.08. Compliance with Environmental Laws. (a) Comply, and use its best efforts to cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any Remedial Action required in accordance with Environmental Laws; provided, however, that neither the Company nor any of the Subsidiaries shall be required to undertake any compliance or Remedial Action, to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

  (b) If a Default caused by reason of a breach of Section 3.17 or paragraph (a) of this 5.08 shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrower, a report relating to the matters that are the subject of such breach and any matter reasonably related to such breach, prepared by an environmental consulting firm acceptable to the Administrative Agent and indicating the estimated cost of any compliance or Remedial Action required to address such breach and any such related matter.

  SECTION 5.09. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to cause the Guarantee Requirement and the Collateral Requirement to be satisfied at all times.

  (b) From time to time, at the request of the Administrative Agent or the Required Lenders, take all such actions as the Collateral Agent shall reasonably specify to create and perfect Liens on any properties or assets of the Company or the Domestic Restricted Subsidiaries that have substantial value and are not subject to the Liens created by the Security Documents to secure the Obligations or are subject to such Liens that are unperfected.

  (c) From time to time, at the request of the Administrative Agent or the Required Lenders, use commercially reasonable best efforts to cause each person required under the terms of any material agreement to which the Company, PHI or any Subsidiary shall be party to consent to the assignment pursuant to the Security Agreement of the rights of the Company, PHI or any other Restricted Subsidiary under such material agreement in order for such assignment to be effective to execute and deliver a consent to such assignment reasonably satisfactory to the Collateral Agent.

  SECTION 5.10. Hedging Arrangements. The Borrower will enter into, as promptly as practicable and in any event not later than the 90th day following the Closing Date, and will thereafter maintain in effect for a period of not less than two years, one or more Hedging Agreements with any of the Lenders or other financial institutions reasonably satisfactory to the Administrative Agent, on customary terms reasonably satisfactory to the Administrative Agent, the effect of which is to limit the weighted average effective interest rate applicable to at least 50% of the initial principal amount of the Term Loans to a rate reasonably satisfactory to the Administrative Agent.

  SECTION 5.11. Transfer of Equity Interests and Rights. On the Transfer Date, upon or prior to the effectiveness of the Assignment and Assumption, the Company will (a) consummate the Stock Transfer in the manner previously approved by the Administrative Agent and in accordance with applicable law and (b) deliver to the Administrative Agent a notice to the effect that the Stock Transfer has been so consummated, together with certified copies of all instruments and documents executed in connection therewith.

                                  ARTICLE VI

                              Negative Covenants

  Each of the Company and PHI covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and, to the extent at the time due and owing, all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of the Restricted Subsidiaries to:

  SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

     (a) Indebtedness for borrowed money existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals and replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, the weighted average life to maturity of such Indebtedness is not decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms not less favorable to the Lenders and the original obligors in respect of such Indebtedness remain the only obligors thereon;

     (b) Indebtedness created hereunder and under the other Loan Documents;

     (c) Prior to the Closing Date, the Scheduled Playboy Indebtedness and the Scheduled Spice Indebtedness;

     (d) Indebtedness of the Borrower to any Wholly Owned Subsidiary and of any Wholly Owned Subsidiary to the Borrower or any other Wholly Owned Subsidiary; provided, that (i) in the case of any such Indebtedness in an amount greater than $2,000,000 owed to the Borrower or any Domestic Restricted Subsidiary by a Foreign Subsidiary, an Unrestricted Subsidiary or a non-Wholly Owned Subsidiary, such Indebtedness is evidenced by a promissory note that has been pledged as security for the Obligations under the Pledge Agreement, and (ii) in the case of all such Indebtedness, the loans and advances giving rise thereto are permitted under Section 6.04;

     (e) Indebtedness of the Borrower or any Restricted Subsidiary consisting of
  (i) Capital Lease Obligations, (ii) purchase money obligations in respect of
  (A) real property or equipment, in either case incurred in the ordinary course of business after the Closing Date, and (B) Acquisitions and (iii) extensions, renewals and replacements of such Capital Lease Obligations or purchase money obligations; provided that the aggregate principal amount of the Capital Lease Obligations, purchase money obligations and extensions, renewals and replacements thereof incurred pursuant to this clause (e) and outstanding at any time shall not exceed $5,000,000;

     (f) Indebtedness of the Borrower created under Hedging Agreements required under Section 5.10 or entered into to hedge or mitigate risks to which the

  Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;

     (g) Indebtedness of any Subsidiary that existed at the time such person became a Subsidiary and that was not incurred in contemplation of the acquisition by the Borrower or a Subsidiary of such person;

     (h) up to $20,000,000 aggregate principal amount of unsecured Indebtedness of the Company or PHI that is not by its terms required to be repaid, prepaid, redeemed, purchased or defeased prior to the Tranche B Maturity Date, that is subordinated to the obligations of the Company or PHI, as the case may be, hereunder and under the other Loan Documents on terms not less favorable to the Lenders than those customary for publicly offered subordinated debt obligations, and the subordination and other terms of which have been approved by the Administrative Agent;

     (i) up to $2,000,000 aggregate principal amount of Indebtedness of Foreign Subsidiaries; and

     (j) other Indebtedness of the Company or PHI in an aggregate principal amount not exceeding $5,000,000, of which $2,000,000 may be secured.

  SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect thereof, or assign or transfer any such income or revenues or rights in respect thereof, except:

     (a) Liens on property or assets existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall extend only to those assets to which they extend on the date hereof and shall secure only those obligations which they secure on the date hereof;

     (b) any Lien created under the Loan Documents;

     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of the Subsidiaries; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any property or assets of the Borrower or any of the Subsidiaries other than such acquired property or assets and (iii) such Lien does not (A) materially interfere with the use, occupancy and operation of any asset or property subject thereto, (B) materially reduce the fair market value of such asset or property but for such

  Lien or (C) result in any material increase in the cost of operating, occupying or owning or leasing such asset or property;

     (d) Liens for taxes not yet due or which are being contested in compliance with Section 5.02;

     (e) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or that are being contested in compliance with Section 5.02;

     (f) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

     (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries;

     (i) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries;

     (j) judgment liens securing judgments that have not resulted in an Event of Default under paragraph (i) of Article VII;

     (k) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any of the Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Company or any of the Subsidiaries;

     (l) the interests of lessors under Capital Leases permitted under Section 6.01;

     (m) Liens on any item of Product or rights in Product to the extent securing Residuals, Deferments or Participations payable by the Company or any of the Subsidiaries relating exclusively to such items of Product or rights in Product;

     (n) rights of licensees under Ordinary Licensing Transactions;

     (o) rights of Playboy International as licensee under the Playboy International Agreements;

     (p) rights of licensees which are not Affiliates of the Company or any of the Subsidiaries under agreements pursuant to which such licensees have access to duplicating material for the purpose of making prints or other copies of any item of Product licensed to them, and rights of distributors, exhibitors, licensees and other Persons which are not Affiliates of the Company or any of the Restricted Subsidiaries in any item of Product created in connection with the distribution or exploitation of any such item of Product or rights in Product in the ordinary course of business pursuant to arm's-length agreements in accordance with customary industry practice;

     (q) Liens on any asset relating to any item of Product or rights in Product acquired by the Company or any of the Subsidiaries granted in accordance with customary industry practice in favor of any lender or financier financing any or all of the development, acquisition or production costs of such item of Product or in favor of any person guaranteeing the completion of production or delivery of such item of Product, provided such Lien is and will remain confined to the same Product or rights in Product so acquired;

     (r) Liens granted in accordance with customary industry practice to distributors or licensees which are not Affiliates of the Company or any of the Restricted Subsidiaries to secure the exploitation rights or any rights ancillary thereto in items of Product or rights in Product licensed or leased to such distributors or licensees, provided that the collateral subject to any such Lien shall be limited to such rights licensed or leased to such distributor or licensee, the Product and proceeds of such rights and a non-exclusive right of access to customary duplicating materials to exercise such rights;

     (s) Liens of film laboratories, sound studios or similar production or post production facilities which are not Affiliates of the Company or any of the Restricted Subsidiaries incurred in the ordinary course of business for sums not yet due or being contested in good faith; and

     (t) other Liens securing obligations in an aggregate principal amount not exceeding (i) $2,000,000 minus (ii) the proceeds of any Sale and Lease-Back Transactions permitted under Section 6.03.

  SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Lease-Back Transaction") unless
(a) such sale is permitted under Section 6.05, (b) any Indebtedness arising therefrom is permitted under Section 6.01 and (c) the aggregate proceeds of all Sale and Lease-Back Transactions permitted under this Section does not exceed $2,000,000 minus the aggregate amount of the obligations secured by Liens permitted only under Section 6.02(t).

  SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

     (a) investments by the Company and PHI existing on the date hereof and set forth on Schedule 6.04 or resulting from the Spice Acquisition and the Playboy Merger;

     (b) investments existing on the date hereof in the Borrower or any Subsidiary;

     (c) additional investments in (i) Wholly Owned Domestic Restricted Subsidiaries, and (ii) Wholly Owned Foreign Restricted Subsidiaries in an aggregate amount for all investments under this clause (ii) not greater than $2,500,000;

     (d) loans and advances to the Borrower or any Restricted Subsidiary to the extent the resulting Indebtedness is permitted under section 6.01(d);

     (e) investments in and loans and advances to Playboy Online made (i) with Net Cash Proceeds of Asset Sales not required to be applied to prepay Term Loans under Section 2.13(b), (ii) with Excess Cash Flow for any fiscal year not required to be applied to prepay Term Loans under Section 2.13(d); provided that if the Consolidated Leverage Ratio at the end of such fiscal year is greater than or equal to 3.00 to 1.00, the amount of Excess Cash Flow for such fiscal year that may be applied to make investments in and loans and advances to Playboy Online shall be limited to $2,000,000, (iii) with Net Cash Proceeds of any Equity Issuance by the Company; provided that investments, loans and advances made at any time pursuant to this clause (iii) shall not in the aggregate exceed (A) $25,000,000 (the "Base Amount") plus (B) an amount equal to (1) 25% of any such Net Cash Proceeds in excess of the Base Amount if at the time of the applicable Equity Issuance the Consolidated Leverage Ratio shall have been greater than 4.00 to 1.00, (2) 50% of any such Net Cash Proceeds in excess of the Base Amount if at the time of the applicable Equity Issuance the Consolidated Leverage Ratio shall have been greater than 3.00 to
  1.00 but less than or equal to 4.00 to 1.00 and (3) 75% of any such Net Cash Proceeds in excess of the Base Amount if at the time of the applicable Equity Issuance the Consolidated Leverage Ratio shall have been less than or equal to
  3.00 to 1.00, minus (C) the aggregate Net Cash Proceeds of all Equity Issuances after the date hereof by Unrestricted Subsidiaries not used to prepay Term Loans and (iv) with proceeds of Revolving Credit Loans in an aggregate principal amount not to exceed $12,000,000; provided that in the case of clauses (i) and (ii) of this paragraph (e), the amounts required to be applied to prepay Term Loans under Section 2.13 shall be determined as though the entire amounts of the Term Loans made on the Closing Date remained outstanding, notwithstanding that the Term Loans shall have been paid in full;

     (f) loans and advances to employees in an aggregate amount outstanding at any time not to exceed $1,000,000;

     (g) investments by the Borrower and the Restricted Subsidiaries in Equity Interests of persons (other than Playboy Online) that, upon the making of such investments, become Wholly Owned Subsidiaries; provided that (i) the ownership by the Borrower of such persons is consistent with the limitations of Section 6.08, (ii) no Default or Event of Default results from the making of any such investment and (iii) prior to the making of any such investment the Borrower shall have delivered to the Administrative Agent calculations demonstrating pro forma compliance with the covenants contained in Sections 6.13, 6.14, 6.15 and 6.16 as of the end of and for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to
  Section 5.03(a) or (b), giving effect to such investment and any related incurrence or repayment of Indebtedness as if they had occurred at the beginning of such period;

     (h) the initial investment of Playboy Entertainment Group, Inc. in Playboy International, as described in the Playboy International Agreements;

     (i) investments of funds set aside to meet the Company's or any Subsidiary's obligations under any nonqualified deferred compensation plan or arrangement; provided that such investments do not in the aggregate at any time exceed 105% of the liabilities of such plans or arrangements;

     (j) investments in and loans and advances to Restricted Subsidiaries to procure assets, properties or contract rights to be used in gaming operations in an aggregate amount not to exceed $7,500,000;

     (k) investments in the Unrestricted Subsidiaries to fund administrative services for such Unrestricted Subsidiaries including, but not limited to, payroll, cash management, corporate administration, billing, and procurement; provided that the Unrestricted Subsidiary in which such investments are made agrees to reimburse the provider of such services for the cost of the provision of such services and such Unrestricted Subsidiary indemnifies and holds the Company (or the Restricted Subsidiary providing such services) harmless for all losses, claims and expenses arising out of the provision of such services and arising under any contracts that the provider of such services enters into so that it may provide such services to the Unrestricted Subsidiary;

     (l) investments by the Company and the Subsidiaries in foreign networks (including Playboy International) in an aggregate amount not to exceed $10,000,000 during any fiscal year;

     (m) investments by Playboy Entertainment Group, Inc. that it is contractually obligated to make pursuant to the Playboy International Agreements;

     (n) investments received in settlement of obligations owed to the Company or any Restricted Subsidiary in the ordinary course of business;

     (o) investments consisting of non-cash proceeds of asset dispositions for which the consideration consists of at least 80% cash as required under
  Section 6.05;

     (p) Permitted Investments ; and

     (q) other investments, loans and advances (other than investments in or loans or advances to Playboy Online) in an aggregate amount (valued at cost or outstanding principal amount, as the case may be) not greater than $15,000,000.

  SECTION 6.05. Mergers, Consolidations and Sales of Assets. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease, license or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or here after acquired), or any capital stock of any Subsidiary, or permit any Restricted Subsidiary to issue any shares of its capital stock to any person other than the Borrower or another Subsidiary, or, except as expressly permitted under Section 6.04, purchase, lease, license or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or assets that are substantial in relation to the Company and its subsidiaries taken as a whole, except that (a) the Borrower and any of the Subsidiaries may (i) purchase and dispose of inventory in the ordinary course of business and enter into Ordinary Licensing Transactions and (ii) dispose of obsolete or worn out assets, (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing and the Collateral Requirement and the Guarantee Requirement shall be satisfied, (i) any subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and no person other than the Borrower receives any consideration and (ii) any subsidiary of the Borrower may merge into or consolidate with any other subsidiary of the Borrower in a transaction in which, after giving effect to such merger, the percentage ownership of the surviving entity is not less than the Company's or the subsidiary's ownership in either of the subsidiaries prior to such merger or consolidation and no person other than the Borrower or a Wholly Owned Subsidiary receives any consideration,
(c) the Borrower or any subsidiary of the Borrower may sell, transfer or otherwise dispose of other assets (other than the Equity Interests of Restricted Subsidiaries, but including the Playboy Mansion in Los Angeles, California) for consideration at least 80% of which consists of cash in one or more arm's length transactions so long as (i) the proceeds of any such sale are held and applied in accordance with the terms of this Agreement and (ii) after giving effect to such sale, the aggregate fair market value of the assets sold by the Borrower and its subsidiaries pursuant to this clause (c), excluding any sale of the Playboy Mansion, does not exceed $10,000,000 in any fiscal year and (d) the Borrower and its subsidiaries may make investments expressly permitted by
Section 6.04. Notwithstanding anything to the contrary in this Section 6.05, the Company may consummate the Playboy Merger, the Spice Merger, the Stock Transfer and the Playboy International Transaction.

  SECTION 6.06. Dividends and Distributions; Restrictions on Ability of Restricted Subsidiaries to Pay Dividends. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock (other than in additional shares of its capital stock) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Restricted Subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that (i) any subsidiary of PHI may declare and pay dividends or make other distributions ratably on its Equity Interests and (ii) PHI may declare and pay dividends to the Company in the amounts and at the times required to permit the Company to pay income and franchise taxes and other expenses incidental to the activities permitted under Section 6.08(a).

  (b) Permit any Restricted Subsidiary of the Borrower, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such subsidiary to (i) pay any dividends or make any other distributions on its Equity Interests or (ii) make or repay any loans or advances to the Borrower or to any other subsidiary of the Borrower (other than restrictions subordinating Indebtedness permitted under Section 6.01(d) to the Obligations).

  SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than PHI or any Subsidiary), except that the Company or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company, the Borrower or such Subsidiary than could be obtained on an arm's-length basis from an unrelated third party.

  SECTION 6.08. Business of the Company and Restricted Subsidiaries. (a) In the case of the Company after the Stock Transfer, own any assets or any Equity Interests or Rights in any person other than PHI, or engage at any time in any business or business activity other than the ownership of all the Equity Interests in PHI and business activities incidental thereto.

  (b) In the case of PHI or any other Restricted Subsidiary, (i) engage at any time in any business or business activity other than businesses in which it is engaged on the date hereof and business activities reasonably related thereto or
(ii) expend more than $7,500,000 to procure assets, properties or contract rights to be used in gaming operations or activities related thereto.

  SECTION 6.09. Amendment of Material Agreements. Amend, modify or waive in any material respect the Playboy International Agreements (other than by execution of the Superceeding Agreements referred to in the definition of "Playboy International Agreements" in Section 1.01) or any agreement governing Material Indebtedness if any such amendment, modification or waiver, taken together with any related amendments, modifications or waivers, could reasonably be expected to result in a Material Adverse Effect or to be materially adverse to the rights or interests of the Lenders (including by reducing the amount of any prepayment required to be made hereunder), or permit the terms of such Superceeding Agreements to depart from the terms of the Playboy TV International, LLC Agreement Outline referred to in the definition of "Playboy International Agreements" in Section 1.01 in any respect that could reasonably be expected to result in a Material Adverse Effect or to be materially adverse to the rights or interests of the Lenders (including by reducing the amount of any prepayment required to be made hereunder).

  SECTION 6.10. Prepayments, Redemptions and Repurchases of Debt. Make any payment, whether in cash, property, securities or a combination thereof in respect of, or pay, or offer or commit to pay, or otherwise directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration or defease, any Indebtedness for borrowed money or Capital Lease Obligation (other than Indebtedness under the Loan Documents and intercompany Indebtedness) of the Company or any of the Restricted Subsidiaries, or set apart any sum for the aforesaid purposes, except that the Company and the Restricted Subsidiaries may make scheduled or mandatory payments of principal, interest or Capital Lease Obligations as and when due (to the extent not prohibited by applicable subordination provisions).

  SECTION 6.11. Collateral and Guarantee Requirements; Ownership of Domestic Subsidiaries. (a) Take any action that would result in the Collateral Requirement or the Guarantee Requirement not being satisfied.

  (b) Permit any Domestic Subsidiary to be owned directly or indirectly, in whole or in part, by any Foreign Subsidiary.

  SECTION 6.12. Fiscal Year. Change the end of its fiscal year from December 31 to any other date.

  SECTION 6.13. Annual Consolidated EBITDA. Permit Consolidated EBITDA for any period of four consecutive fiscal quarters ending on a date set forth below to be less than the amount set forth below opposite such date:

                  Date                                 Amount
                  ----                                 ------
            June 30, 1999                           $44,000,000
            September 30, 1999                      $47,000,000
            December 31, 1999                       $47,000,000
            March 31, 2000                          $48,500,000
            June 30, 2000                           $50,000,000
            September 30, 2000                      $53,500,000
            December 31, 2000                       $57,000,000
            March 31, 2001                          $59,250,000
            June 30, 2001                           $61,500,000
            September 30, 2001                      $66,750,000

                                                                              88

            December 31, 2001                       $72,000,000
            March 31, 2002                          $73,200,000
            June 30, 2002                           $74,400,000
            September 30, 2002                      $77,200,000
            December 31, 2002                       $80,000,000
            March 31, 2003                          $81,500,000
            June 30, 2003                           $83,000,000
            September 30, 2003                      $86,500,000
            December 31, 2003                       $90,000,000
            March 31, 2004                          $91,500,000
            June 30, 2004                           $93,000,000
            September 30, 2004                      $96,500,000
            December 31, 2004                       $100,000,000
            March 31, 2005                          $101,500,000
            June 30, 2005                           $103,000,000
            September 30, 2005                      $106,500,000
            December 31, 2005 and each fiscal
            quarter end thereafter                  $110,000,000

  SECTION 6.14. Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period beginning on a date set forth below and ending on the day immediately preceding the next such date to be in excess of the ratio set forth below opposite such initial date below:

                  Date                                 Ratio
                  ----                                 -----
            September 30, 1999                     5.900 to 1.00
            December 31, 1999                      5.900 to 1.00
            March 31, 2000                         5.900 to 1.00
            June 30, 2000                          4.950 to 1.00
            September 30, 2000                     4.950 to 1.00
            December 31, 2000                      4.000 to 1.00
            March 31, 2001                         4.000 to 1.00
            June 30, 2001                          3.375 to 1.00
            September 30, 2001                     3.375 to 1.00
            December 31, 2001                      2.750 to 1.00
            March 31, 2002                         2.750 to 1.00
            June 30, 2002                          2.625 to 1.00

                                                                              89

            September 30, 2002                     2.625 to 1.00
            December 31, 2002  and each fiscal
            quarter end thereafter                 2.500 to 1.00

  SECTION 6.15. Consolidated Interest Expense Coverage Ratio. Permit the Consolidated Interest Expense Coverage Ratio for any four-fiscal-quarter period (or such lesser number of fiscal quarters as shall have elapsed since March 31, 1999) ending on any date set forth below to be less than the ratio set forth below opposite such date below:


                  Date                                 Ratio
                  ----                                 -----
            September 30, 1999                      2.00 to 1.00
            December 31, 1999                       2.00 to 1.00
            March 31, 2000                          2.00 to 1.00
            June 30, 2000                           2.50 to 1.00
            September 30, 2000                      2.50 to 1.00
            December 31, 2000                       3.00 to 1.00
            March 31, 2001                          3.00 to 1.00
            June 30, 2001                           3.25 to 1.00
            September 30, 2001                      3.25 to 1.00
            December 31, 2001  and each fiscal
            quarter end thereafter                  3.50 to 1.00

  SECTION 6.16. Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any four-fiscal-quarter period (or such lesser number of fiscal quarters as shall have elapsed since March 31,
1999) ending on any date set forth below to be less than the ratio set forth below opposite such date below:

                 Date                                  Ratio
                 ----                                  -----
            September 30, 1999                     1.10 to 1.00
            December 31, 1999                      1.10 to 1.00
            March 31, 2000                         1.10 to 1.00
            June 30, 2000                          1.10 to 1.00
            September 30, 2000                     1.10 to 1.00
            December 31, 2000                      1.10 to 1.00
            March 31, 2001                         1.10 to 1.00
            June 30, 2001                          1.15 to 1.00
            September 30, 2001                     1.15 to 1.00
            December 31, 2001 and each fiscal
            quarter end thereafter                 1.20 to 1.00

  SECTION 6.17. Capital Expenditures. Permit the aggregate amount of Capital Expenditures (other than (a) expenditures of insurance or condemnation proceeds for the repair or replacement of assets that have been damaged, destroyed or taken by condemnation, (b) expenditures of the proceeds of sales of property, plant and equipment to acquire additional property, plant and equipment used for the same purpose and (c) permitted Acquisitions) made by the Company and the Restricted Subsidiaries in any fiscal year to exceed $4,000,000.

                                  ARTICLE VII

                               Events of Default

  In case of the happening of any of the following events ("Events of Default"):

     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information made, deemed made or furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

     (b) default shall be made in the payment of any principal of any Loan or any reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     (c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;

     (d) default shall be made in the due observance or performance by the Company or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) insofar as it relates to the existence of the Borrower, 5.04, 5.07 or 5.11 or in Article VI;

     (e) default shall be made in the due observance or performance by the Company or any of the Restricted Subsidiaries of any covenant, condition or agree ment contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

     (f) (i) the Company or any of the Restricted Subsidiaries shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness when and as the same shall become due and payable, (ii) the Company or any of the Restricted Subsidiaries shall fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness, or any other event or condition shall occur, if the effect of any failure or other event or condition referred to in this clause (ii) shall be to cause, or to permit the holder or holders of such Material Indebtedness or a trustee on its or their behalf to cause, such Material Indebtedness to become due or to be required to be repurchased, redeemed or defeased prior to its stated maturity, or (iii) the Company or any of the Restricted Subsidiaries shall fail to observe or perform any term, covenant, condition or agreement contained in any of the Playboy International Agreements, if the effect of any failure or other event or condition referred to in this clause
  (iii) shall be to cause or permit Bloomfield Mercantile Inc. or its successors or assigns, or any of their respective Affiliates, to exercise any rights or remedies under the Playboy International Agreements that could reasonably be expected to result in a Material Adverse Effect;

     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of the Restricted Subsidiaries, or of a substantial part of the property or assets of the Company or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of the Restricted Subsidiaries or for a substantial part of the property or assets of the Company or a Restricted Subsidiary or (iii) the winding-up or liquidation of the Company or any of the Restricted Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (h) the Company or any of the Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law,
  (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in
  (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of the Restricted Subsidiaries or for a substantial part of the property or assets of the Company or any of the Restricted Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

     (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 in the aggregate shall be rendered against the Company, any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any of the Restricted Subsidiaries to enforce any such judgment;

     (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Company, PHI and their ERISA Affiliates which in the judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect;

     (k) any Guarantee purported to be created hereunder or under the Subsidiary Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, a valid and enforceable Guarantee of the Obligations (except as otherwise expressly provided in this Agreement or such Subsidiary Guarantee Agreement), or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby; or

     (l) there shall have occurred a Change in Control,

then, and in every such event (other than an event with respect to the Company or PHI described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Company or PHI described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

                           ARTICLE VIII. THE AGENTS

     In order to expedite the transactions contemplated by this Agreement, CSFB is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders and the Issuing Bank (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the "Agents"). Each of the Lenders, each assignee of any such Lender and the Issuing Bank hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or the Issuing Bank and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company and PHI or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to release any Guarantor from its obligations hereunder and under the other Loan Documents and release the Security Interest in any Collateral, in the event that all the capital stock of the Guarantor, or such Collateral, shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of the Borrower in a transaction permitted by Section 6.05 hereof, and to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, in each case as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents.

     Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Company or any other Loan Party on account of the failure of or delay in performance or breach by any Lender or the Issuing Bank of any of its obligations hereunder or to any Lender or the Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or the Issuing Bank or the Company or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each of the Agents may execute any and all duties hereunder by or through agents or employees and shall be enti tled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

     Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Borrower in writing. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor

Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of the Subsidiaries or other Affiliate thereof as if it were not an Agent.

     Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on the amount of its Loans and available commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower or any other Loan Party; provided that no Lender shall be liable to an Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Agent or any of its directors, officers, employees or agents. Each Revolving Credit Lender agrees to reimburse each of the Issuing Bank and its directors, officers, employees and agents, in each case, to the same extent and subject to the same limitations as provided above for the Agents.

     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

                             ARTICLE IX. GUARANTEE

     To induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit, (a) the Company, after it shall have been released from its obligations as the initial Borrower hereunder as contemplated by Section 10.17, and (b) PHI, until such time as it shall effectively have assumed the obligations of the Borrower hereunder as contemplated by Section 10.17, hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all the Obligations. Each and every default in payment of the principal of and premium, if any, or interest on any Obligation shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

     Each of the Company and PHI waives presentation to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of this Guarantee and notice of protest for nonpayment and all other formalities. The obligations of the Company and PHI hereunder shall not be discharged or impaired or otherwise affected by (a) the failure or delay of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of any Loan Document or otherwise;
(b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of any Loan Document, any guarantee or any other agreement or instrument; (d) the release of (or the failure to perfect a security interest in) any security held by any Secured Party for the performance of the Obligations or any of them; (e) the failure or delay of any Secured Party to exercise any right or remedy against any other guarantor of the Obligations; (f) the failure of any Secured Party to assert any claim or demand or to enforce any remedy under any Loan Document, any guarantee or any other agreement or instrument; (g) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company or PHI as a matter of law or equity or which would impair or eliminate any right of the Company or PHI to subrogation.

     Each of the Company and PHI further agrees that this Guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by any Secured Party to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Secured Party in favor of the Borrower or any other person.

     The obligations of the Company and PHI hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than the defense of payment in full of the Obligations) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.

     Each of the Company and PHI further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, on any Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of the Borrower or otherwise.

     In furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against the Company or PHI by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each of the Company and PHI hereby promises to and will, upon receipt of written demand by any Lender, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Secured Parties in cash an amount equal to the sum of (i) the unpaid principal amount of such Obligations then due, (ii) accrued and unpaid interest and fees on such Obligations and (iii) all other monetary Obligations then due.

     Upon payment by the Company or PHI of any sums to the Secured Parties hereunder, all rights of the Company or PHI against the Borrower arising as a result thereof shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Obligations and, if any payment shall be made to the Company or PHI on account of such rights prior to the indefeasible payment in full of all the Obligations, such payment shall forthwith be paid to the Administrative Agent to be credited and applied against the Obligations to the extent necessary to discharge such Obligations. Upon payment by the Company or PHI of the sums to the Administrative Agent hereunder, subject to the indefeasible payment in full of all the Obligations, the Company or PHI, as the case may be, shall be subrogated to the rights of the Secured Parties to receive payments of the Obligations.

     Each of the Company and PHI waives notice of and hereby consents to any agreements or arrangements whatsoever by the Secured Parties with any other person pertaining to the Obligations, including agreements and arrangements for payment, extension, subordination, composition, arrangement, discharge or release of the whole or any part of the Obligations, or for the discharge or surrender of any or all security, or for compromise, whether by way of acceptance of part payment or otherwise, and the same shall in no way impair the Company's or PHI's liability hereunder. Nothing shall discharge

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or satisfy the liability of the Company or PHI hereunder except the full performance and payment of the Obligations.

          Each reference herein to any Secured Party shall be deemed to include their or its successors and assigns, in whose favor the provisions of this Guarantee shall also inure.

                                   ARTICLE X

                                 Miscellaneous

     SECTION 10.01. Notices. Notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Company, to it at 680 North Lake Shore Drive, Chicago, Illinois 60611 Attention: Executive Vice President Finance & Operations and Chief Financial Officer, with a copy to Executive Vice President Law & Administration and General Counsel (Fax No. (312)-751-2818);

          (b) if to PHI, to it at 680 North Lake Shore Drive, Chicago, Illinois 60611 Attention: Executive Vice President Finance & Operations and Chief Financial Officer, with a copy to Executive Vice President Law & Administration and General Counsel (Fax No. (312)-751-2818);

          (c) if to the Administrative Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No.
  (212) 325-8304); and

          (d) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given

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in accordance with this Section 10.01; provided, that each notice under Article
II will be delivered by hand or overnight courier service or sent by telecopy.

     SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Company, PHI and the other Subsidiaries herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 10.05 and 10.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

     SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company, PHI and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Company, PHI, the Administrative Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any or all of its Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to another Lender or an Affiliate or Related Fund of the assigning Lender or another Lender
(x) the Borrower (unless an Event of Default shall have occurred and be continuing for at least ten days) and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank) must give their prior

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written consent to such assignment (which consent shall not be unreasonably withheld or delayed) and (y) the amount of the Revolving Credit Commitment and the Term Loan Commitment or outstanding Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the aggregate (or, if less, the entire remaining amount of such Lender's Revolving Credit Commitment or outstanding Term Loans) and (ii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax form as required by the Internal Revenue Service or Section 2.20(e) of this Agreement, if applicable. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04 and payment, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16,
2.20 and 10.05, as well as to any Fees accrued for its account and not yet paid, and to be bound by the provisions of Section 10.16).

     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitments and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Company or any of the Subsidiaries or the performance or observance by the Company or any of the Subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.03 and such other documents and information as it has deemed

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                                                                             101

appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Company, PHI, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register and any Assignments and Acceptances delivered to the Administrative Agent pursuant to this Section 10.04(d) shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), a processing and recordation fee of $3,500 (which shall be paid by the assigning Lender and such assignee as they may agree) and, if required, the written consent of the Borrower, the Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower, Lenders and the Issuing Bank. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

     (f) Each Lender may, without the consent of the Borrower, the Issuing Bank or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain

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                                                                             102

solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14,
2.16 and 2.20, and shall be bound by the confidentiality provisions contained in
Section 10.16, to the same extent as is such Lender and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans subject to such participation, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans, increasing or extending the Commitments subject to such participation or releasing all or substantially all the Guarantors or the Collateral). All amounts payable by the Borrower to any Lender hereunder in respect of any Loan and the applicability of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 shall be determined as if such Lender had not sold or agreed to sell any participation in such Loan, and as if such Lender were funding the participated portion of such Loan in the same way that it is funding the portion of such Loan in which no participation has been sold.

     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company or PHI furnished to such Lender by or on behalf of the Company or PHI; provided that, prior to any such disclosure of non-public information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

     (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

     (i) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. As this Section applies to any particular SPC, this section may not be amended without the written consent of such SPC.

     (j) Except as provided in Section 10.17, the Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any such attempted assignment without such consent shall be null and void.

     (k) In the event that S&P, Moody's and Thompson's BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder or under any other Loan Document.

     SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay upon request all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement (including in connection with the negotiation of any restructuring or "work out" (whether or not consummated) of the Obligations) or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent, local real estate counsel, if any, retained by the Collateral Agent in connection with the Mortgages and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

     (b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and the Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees, agents and controlling persons (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned, leased or operated by

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the Borrower or any of the Subsidiaries, or any Environmental Claim arising out of the actions or properties of the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or wilful misconduct of such Indemnitee.

     (c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 10.05 shall be payable on written demand therefor.

     SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or the Issuing Bank, as the case may be, to or for the credit or the account of the Company or PHI against any of and all the obligations of the Company or PHI now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or such other Loan Document. The rights of each Lender and the Issuing Bank under this Section
10.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Issuing Bank may have.

     SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Company, PHI, the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Company, PHI, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Company, PHI or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company or PHI in any case shall entitle the Company or PHI to any other or further notice or demand in similar or other circumstances.

     (b) None of this Agreement or any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company, PHI and the Required Lenders (and, in the case of any other Loan Document, any other person whose consent is required thereunder); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any fees or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, amend or modify the provisions of Section 2.09(c), 2.13 (a) or 10.05, amend or modify the definition of the term "Revolving Credit Maturity Date", or decrease the rate of interest on any Loan or L/C Disbursement or any fees, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the amount of or extend the date for payment of the Commitment Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.17, 2.18 or 10.04(i), the provisions of this Section or the definition of the term "Required Lenders" or release any Guarantors (other than pursuant to a permitted sale or liquidation of a Subsidiary Guarantor) or all or any substantial part of the Collateral without the prior written consent of each Lender, (iv) except as provided in Section 2.13(l), waive or change the allocation between Tranche A Term Loans and Tranche B Term Loans of any prepayment pursuant to Section 2.12 or 2.13 without the prior written consent of Lenders holding more than 50% of the aggregate outstanding principal amount of the Tranche A Term Loans and more than 50% of the aggregate outstanding principal amount of the Tranche B Term Loans or (v) amend Section 2.13(l) without the prior written consent of the Lenders holding a majority of the aggregate outstanding principal amount of the Tranche B Term Loans; provided further that (i) no such agreement that by its terms adversely affects the rights of the Revolving Credit Lenders, the Tranche A Lenders or the Tranche B Lenders in a manner different from its effect on the other classes of Lenders shall become effective unless approved by a majority in interest of each class of Lenders so adversely affected and (ii)

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                                                                             107

no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or the Issuing Bank. Notwithstanding the foregoing, if the Borrower shall request the release of any Collateral to be sold as part of any Asset Sale and shall deliver to the Collateral Agent a certificate to the effect that such Asset Sale and the disposition of the proceeds thereof will comply with the terms of this Agreement, the Collateral Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments as may be required to effect the release of such Collateral.

     SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section
10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 10.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

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                                                                             108

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

     SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforce able provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.


     SECTION 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

     SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 10.15. Jurisdiction; Consent to Service of Process. (a) Each of the Company and PHI hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise

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                                                                             109

have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Company, PHI or their properties in the courts of any jurisdiction.

     (b) Each of the Company and PHI hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 10.16. Confidentiality. The Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders agrees to keep confidential (and to use its reasonable best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information in connection with the performance of their duties related to the Loan Documents and the transactions contemplated thereby or the legal and regulatory compliance requirements of the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as the case may be, (b) to the extent requested by any regulatory authority, including the National Association of Insurance Commissioners or any successor entity thereto, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents (e) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16) or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.16 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or the Collateral Agent on a nonconfidential basis from a source other than the Borrower; provided, however, that the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any Lender, as the case may be, shall (to the extent it may lawfully do so) provide the Borrower, to the extent practicable, with advance notice of any disclosure of information referred to in clauses (c) and (d) above. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses,

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                                                                             110

compilations and studies prepared by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender based on any of the foregoing and including any budget, programming and program scheduling information) that are received from the Company or any Subsidiary and related to, the Company, the Borrower or any Subsidiary, other than any of the foregoing that were available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by the Company or any Subsidiary, and that are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential or of such a nature that a prudent person would expect such Information to be confidential. The provisions of this Section 10.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

     SECTION 10.17. Assignment, Delegation and Assumption. On the Transfer Date, upon the completion of the Stock Transfer, the Assigned Rights and Obligations will automatically, without further act of the parties hereto and with immediate effect be assigned and delegated by the Company to PHI and PHI will automatically succeed to and assume all the Assigned Rights and Obligations (the "Assignment and Assumption"). Upon the effectiveness of the Assignment and Assumption the Company will be released from all of its obligations as the initial Borrower under this Agreement (but not from its other obligations hereunder, including its obligations as Guarantor under Article VIII of this Agreement), and from and after such time PHI will for all purposes be the Borrower hereunder and all references herein or in the other Loan Documents to the "Borrower" will be deemed references to PHI, it being understood that references herein and in the other Loan Documents to the "Company" will continue to refer to the Company and not to PHI.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

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                                                                             111


                                    NEW PLAYBOY, INC.,

                                      by
                                         -----------------------------------
                                         Name:
                                         Title:


                                    PEI HOLDINGS, INC.,

                                      by
                                         -----------------------------------
                                         Name:
                                         Title:


                                    CREDIT SUISSE FIRST BOSTON,
                                       individually and as Administrative
                                       Agent, Collateral Agent and Issuing
                                       Bank,

                                      by
                                         -----------------------------------
                                         Name:
                                         Title:

                                      by
                                         -----------------------------------
                                         Name:
                                         Title: